UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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☐	Soliciting Material Pursuant to §240.14a-12

BigBand Networks, Inc.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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___________________________
Notice of Annual Meeting of Stockholders
To Be Held on May 18, 2011

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of BigBand Networks, Inc., a Delaware corporation (“BigBand Networks” or the “Company”), will be held on May 18, 2011 at 9:00 a.m., Pacific Time, at the offices of Wilson Sonsini Goodrich & Rosati, P.C., located at 650 Page Mill Road, Palo Alto, California 94304 for the following purposes:

1.	To elect three Class II directors of the Company to serve for a three year term and until their respective successors are elected;

2.	To hold an advisory vote on our executive compensation;

3.	To hold an advisory vote on the frequency of holding advisory votes on our executive compensation;

4.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm, for the fiscal year ending December 31, 2011; and

5.	To transact such other business as may properly come before the meeting, or any adjournment(s) thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

You are entitled to attend the Annual Meeting only if you were a BigBand Networks stockholder as of the close of business on March 31, 2011 or hold a valid proxy to vote shares at the Annual Meeting.

All stockholders are cordially invited to attend the Annual Meeting in person.  However, to ensure your representation at the meeting, you are urged to submit your proxy or voting instructions for the Annual Meeting by completing, signing, dating and returning your proxy or voting instruction card in the pre-addressed envelope provided, or by using the telephone or the Internet. For specific instructions on how to vote your shares, please refer to the section entitled Questions and Answers beginning on page 1 of this Proxy Statement and the instructions on the proxy or voting instruction card.  Any stockholder attending the Annual Meeting may vote in person even if such stockholder has returned a proxy card.

BY ORDER OF THE BOARD OF DIRECTORS

Robert Horton
Senior Vice President, General Counsel and
Corporate Secretary
Redwood City, California
April 26, 2011

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE SIGN, DATE AND RETURN THE PROXY CARD AS PROMPTLY AS POSSIBLE.

2011 ANNUAL MEETING OF STOCKHOLDERS
NOTICE OF ANNUAL MEETING AND PROXY STATEMENT

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE ANNUAL MEETING

Why am I receiving these materials?

What information is contained in this Proxy Statement?

How may I obtain BigBand Networks’ 2010 Annual Report on Form 10-K?

What items of business will be voted on at the Annual Meeting?

How does the Board recommend that I vote?

What shares can I vote?

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

How can I attend the Annual Meeting?

How can I vote my shares in person at the Annual Meeting?

How can I vote my shares without attending the Annual Meeting?

Can I change my vote or otherwise revoke my proxy?

How many shares must be present or represented to conduct business at the Annual Meeting?

Will my shares be voted if I do not return my proxy card?

How are votes counted?

What is the voting requirement to approve each of the proposals?

Is cumulative voting permitted for the election of directors?

What happens if additional matters are presented at the Annual Meeting?

What should I do if I receive more than one set of voting materials?

How may I obtain a separate set of voting materials?

Who will bear the cost of soliciting votes for the Annual Meeting?

What is the deadline to propose actions for consideration or to nominate individuals to serve as directors?

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BIGBAND NETWORKS, INC.
___________________________

PROXY STATEMENT
FOR
2011 ANNUAL MEETING OF STOCKHOLDERS
___________________________

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE ANNUAL MEETING

Q:	Why am I receiving these materials?

A:
The board of directors (the “Board”) of BigBand Networks, Inc., a Delaware corporation (“BigBand Networks,” “we,” “us,” “our” or other similar references), is providing these proxy materials to you in connection with BigBand Networks’ Annual Meeting of Stockholders, which will take place on Mary 18, 2011. As a stockholder as of March 31, 2011 (the “Record Date”), you are invited to attend the Annual Meeting and are entitled to and requested to vote on the items of business described in this Proxy Statement.

Q:	What information is contained in this Proxy Statement?

A:
The information included in this Proxy Statement relates to the proposals to be voted on at the Annual Meeting, the voting process, the compensation of directors and executive officers, and certain other required information.

Q:	How may I obtain BigBand Networks’ 2010 Annual Report on Form 10-K?

A:	A copy of our 2010 Annual Report on Form 10-K is enclosed.

Stockholders may request another free copy of our 2010 Annual Report on Form 10-K from:

BigBand Networks, Inc.
Attn: Investor Relations
475 Broadway Street
Redwood City, CA 94063
(650) 995-5000

A copy of our 2010 Annual Report on Form 10-K is also available on our website at http://www.bigbandnet.com and selecting “About Us,” then “Investor Relations,” then “SEC Filings,” and on the website of the Securities and Exchange Commission at http://www.sec.gov.  Additionally, this Proxy Statement and our 2010 Annual Report is available on a cookie-free website at https://materials.proxyvote.com.

We will also furnish any exhibit to our 2010 Annual Report on Form 10-K if specifically requested in writing.

Q:	What items of business will be voted on at the Annual Meeting?

A:	The items of business scheduled to be voted on at the Annual Meeting are:

• The election of three Class II directors to serve for a three-year term;

• To hold an advisory vote on our executive compensation;

• To hold an advisory vote on the frequency of holding advisory votes on our executive compensation;

• The ratification of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2011; and

• The consideration of other business that properly comes before the Annual Meeting.

Q:	How does the Board recommend that I vote?

A:
Our Board recommends that you vote your shares “FOR” each of the nominees to the Board, “FOR” the advisory vote on Executive Compensation, for “3 YEARS” on the frequency of holding advisory votes on Executive Compensation, and “FOR” the ratification of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2011.

Q:	What shares can I vote?

A:
Each share of BigBand Networks common stock issued and outstanding as of the close of business on the Record Date is entitled to one vote and may be voted on all items being voted upon at the Annual Meeting. You may vote all shares owned by you as of the Record Date, including (1) shares held directly in your name as the stockholder of record and (2) shares held for you as the beneficial owner through a broker, trustee or other nominee such as a bank. More information on how to vote these shares is contained in this Proxy Statement. On the Record Date, we had approximately 70,057,342 shares of common stock issued and outstanding.

Q:	What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A:
Most BigBand Networks stockholders hold their shares through a broker or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially, which may affect your ability to vote your shares.

Stockholder of Record

If your shares are registered directly in your name with BigBand Networks’ transfer agent, Bank of New York Mellon Shareowner Services, you are considered, with respect to those shares, the stockholder of record, and these proxy materials are being sent directly to you by BigBand Networks. As the stockholder of record, you have the right to grant your voting proxy directly to BigBand Networks or to vote in person at the meeting. We have has enclosed or sent a proxy card for you to use for such purpose.

Beneficial Owner

If your shares are held in a brokerage account or by another nominee, you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you together with a voting instruction card. As the beneficial owner, you have the right to direct your broker, trustee or nominee how to vote and are also invited to attend the Annual Meeting.

Since a beneficial owner is not the stockholder of record, you may not vote these shares in person at the meeting unless you obtain a “legal proxy” from the broker, trustee or nominee that holds your shares, giving you the right to vote the shares at the meeting. Your broker, trustee or nominee has enclosed or provided voting instructions for you to use in directing the broker, trustee or nominee how to vote your shares.

Q:	How can I attend the Annual Meeting?

A:
You are entitled to attend the Annual Meeting only if you were a BigBand Networks stockholder as of the close of business on the Record Date or you hold a valid proxy to vote shares at the Annual Meeting. In order to vote in person at the Annual Meeting, you should be prepared to present valid government-issued photo identification for admittance. In addition, if you are a stockholder of record, your name will be verified against the list of stockholders of record on the record date prior to your being admitted to the Annual Meeting. If you are not a stockholder of record but hold shares through a broker or nominee (i.e., in street name), you should provide proof of beneficial ownership on the record date, such as your most recent account statement prior to the Record Date, a copy of the voting instruction card provided by your broker, trustee or nominee, or other similar evidence of ownership.  The meeting will begin promptly at 9:00 a.m., Pacific Time.

Q:	How can I vote my shares in person at the Annual Meeting?

A:
Shares held in your name as the stockholder of record may be voted in person at the Annual Meeting. Shares held beneficially in street name may be voted in person only if you obtain a legal proxy from the broker, trustee or nominee that holds your shares giving you the right to vote the shares. Even if you plan to attend the Annual Meeting, you may also submit your proxy or voting instructions as described below so that your vote will be counted if you later decide not to attend the meeting.

Q:	How can I vote my shares without attending the Annual Meeting?

A:
Whether you hold shares directly as the stockholder of record or beneficially in street name, you may direct how your shares are voted without attending the meeting. If you are a stockholder of record, you may vote by submitting a proxy. If you hold shares beneficially in street name, you may vote by submitting voting instructions to your broker, trustee or nominee. For directions on how to vote, please refer to the instructions below and those included on your proxy card or, for shares held beneficially in street name, the voting instruction card provided by your broker, trustee or nominee.

By Internet — Stockholders of record of BigBand Networks common stock with Internet access may submit proxies by following the “Vote by Internet” instructions on their proxy cards. Most BigBand Networks stockholders who hold shares beneficially in street name may vote by accessing the website specified on the voting instruction cards provided by their brokers, trustee or nominees. Please check the voting instruction card for Internet voting availability.

By Telephone — Stockholders of record of BigBand Networks common stock who live in the United States or Canada may submit proxies by following the “Vote by Phone” instructions on their proxy cards. Most BigBand Networks stockholders who hold shares beneficially in street name and live in the United States or Canada may vote by phone by calling the number specified on the voting instruction cards provided by their brokers, trustee or nominees. Please check the voting instruction card for telephone voting availability.

By Mail — Stockholders of record of BigBand Networks common stock may submit proxies by completing, signing and dating their proxy cards and mailing them in the accompanying pre-addressed envelopes. BigBand Networks stockholders who hold shares beneficially in street name may vote by mail by completing, signing and dating the voting instruction cards provided and mailing them in the accompanying pre-addressed envelopes.

Q:	Can I change my vote or otherwise revoke my proxy?

A:
You may change your vote at any time prior to the vote at the Annual Meeting. If you are the stockholder of record, you may change your vote by granting a new proxy bearing a later date (which automatically revokes the earlier proxy), by providing a written notice of revocation to the BigBand Networks Corporate Secretary prior to your shares being voted, or by attending the Annual Meeting and voting in person. Attendance at the meeting will not cause your previously granted proxy to be revoked unless you specifically so request. For shares you hold beneficially in street name, you may change your vote by submitting new voting instructions to your broker, trustee or nominee, or, if you have obtained a legal proxy from your broker or nominee giving you the right to vote your shares, by attending the meeting and voting in person.

Q:	How many shares must be present or represented to conduct business at the Annual Meeting?

A:
The quorum requirement for holding the Annual Meeting and transacting business is that holders of a majority of shares of BigBand Networks common stock entitled to vote must be present in person or represented by proxy. Both abstentions and broker non-votes are counted for the purpose of determining the presence of a quorum.

Q:	Will my shares be voted if I do not return my proxy card?

A:
If your shares are held in street name, your broker may, under certain circumstances, vote your shares. Brokerage firms have authority to vote client’s unvoted shares on some “routine” matters, such as the ratification of our auditors in Proposal 4. If you do not give a proxy to vote your shares, your broker may either (1) vote your shares on “routine” matters or (2) leave your shares unvoted. In addition, the terms of the agreement with your broker may grant your broker discretionary authority to vote your shares.

Q:	How are votes counted?

A:	In the election of directors, you may vote “FOR” all of the nominees or your vote may be “WITHHELD” with respect to any or all of the nominees.

For the advisory vote on Executive Compensation and the ratification of our independent registered public accounting firm, you may vote “FOR,” “AGAINST” or “ABSTAIN.” If you “ABSTAIN,” the abstention has the same effect as a vote “AGAINST.”

For the advisory vote on the frequency of holding advisory votes on Executive Compensation, you may vote “1 YEAR,” “2 YEARS,” “3 YEARS,” or “ABSTAIN.”

If you provide specific instructions with regard to certain items, your shares will be voted as you instruct on such items. If you sign your proxy card or voting instruction card without giving specific instructions, your shares will be voted in accordance with the recommendations of the Board (“FOR” all of BigBand Networks’ nominees to the Board, “FOR” the advisory vote on Executive Compensation, “3 YEARS” on the advisory vote on the frequency of holding advisory votes on Executive Compensation, and “FOR” ratification of the independent registered public accounting firm).

Q:	What is the voting requirement to approve each of the proposals?

A:
In the election of directors, the three nominees receiving the highest number of “FOR” votes at the Annual Meeting (i.e., a plurality) will be elected. The advisory vote on Executive Compensation and the approval of the ratification of our independent registered public accounting firm each require the affirmative “FOR” vote of a majority of those shares present in person or represented by proxy and entitled to vote on such proposal at the Annual Meeting. In the advisory vote on the frequency of holding advisory votes on Executive Compensation, the option of “1 YEAR,” “2 YEARS,” or “3 YEARS” that receives the highest number of votes at the Annual Meeting (i.e., a plurality) will be the frequency for the advisory vote on executive compensation that has been selected by stockholders.  If you hold shares beneficially in street name and do not provide your broker with voting instructions, your shares may constitute “broker non-votes.” Generally, broker non-votes occur on a matter when a broker is not permitted to vote on that matter without instructions from the beneficial owner and instructions are not given. In tabulating the voting result for any particular proposal, shares that constitute broker non-votes are not considered entitled to vote on that proposal. Thus, broker non-votes will not affect the outcome of any matter being voted on at the meeting, assuming that a quorum is obtained.

Q:	Is cumulative voting permitted for the election of directors?

A:	No. Each share of common stock outstanding as of the close of business on the Record Date is entitled to one vote.

Q:	What happens if additional matters are presented at the Annual Meeting?

A:
Other than the four items of business described in this Proxy Statement, we are not aware of any other business to be acted upon at the Annual Meeting. If you grant a proxy using the enclosed form, the persons named as proxyholders, Amir Bassan-Eskenazi and Robert Horton, will have the discretion to vote your shares on any additional matters properly presented for a vote at the meeting. If for any unforeseen reason any of our nominees is not available as a candidate for director, the persons named as proxy holders will vote your proxy for such other candidate or candidates as may be nominated by the Board of Directors.

Q:	What should I do if I receive more than one set of voting materials?

A:
You may receive more than one set of voting materials, including multiple copies of this Proxy Statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you may receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a stockholder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive.

Q:	How may I obtain a separate set of voting materials?

A:
If you share an address with another stockholder, you may receive only one set of proxy materials (including our 2010 Annual Report on Form 10-K and Proxy Statement) unless you have provided contrary instructions. If you have received one set of proxy materials and wish to receive a separate set of proxy materials now or in the future, or if you have received multiple sets of proxy materials and you wish to receive a single copy in the future, you may write or call us with your request at:

BigBand Networks, Inc.
Attn: Investor Relations
475 Broadway Street
Redwood City, CA 94063
(650) 995-5000

Q:	Who will bear the cost of soliciting votes for the Annual Meeting?

A:
BigBand Networks is making this solicitation and will pay the entire cost of preparing, assembling, printing, mailing and distributing these proxy materials and soliciting votes. If you choose to access the proxy materials and/or vote over the Internet, you are responsible for Internet access charges you may incur. If you choose to vote by telephone, you are responsible for telephone charges you may incur. In addition to the mailing of these proxy materials, the solicitation of proxies or votes may be made in person, by telephone or by electronic communication by our directors, officers and employees, who will not receive any additional compensation for such solicitation activities. Upon request, we will also reimburse brokerage houses and other custodians, nominees and fiduciaries for forwarding proxy and solicitation materials to stockholders.

Q:	What is the deadline to propose actions for consideration or to nominate individuals to serve as directors?

A:
Although the deadline for submitting proposals or director nominations for consideration at the 2011 Annual Meeting has passed, you may submit proposals, including director nominations, for consideration at future stockholder meetings.

Stockholder Proposals for Inclusion in Proxy Statement:  For a stockholder proposal to be considered for inclusion in BigBand Networks’ Proxy Statement for the 2012 Annual Meeting, the written proposal must be received by the Corporate Secretary of BigBand Networks at our principal executive offices not later than December 31, 2011, unless the date of the 2012 Annual Meeting has been changed by more than 30 days from the date of the 2011 Annual Meeting, in which case the deadline is a reasonable time before BigBand Networks begins to print and send its proxy materials. Such proposals also must comply with Securities and Exchange Commission regulations under Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), regarding the inclusion of stockholder proposals in company-sponsored proxy materials. Proposals should be addressed to:

BigBand Networks, Inc.
Attn: Corporate Secretary
475 Broadway Street
Redwood City, CA 94063

Stockholder Proposals Not for Inclusion in Proxy Statement: For a stockholder proposal that is not intended to be included in our Proxy Statement for the 2011 Annual Meeting under Rule 14a-8 of the Exchange Act, the stockholder must deliver a Proxy Statement and form of proxy to holders of a sufficient number of shares of our common stock to approve that proposal and give timely notice in proper form to our Corporate Secretary in accordance with our bylaws. To be timely, the notice must be received by our Corporate Secretary at our principal executive offices not later than the close of business on February 18, 2012, nor earlier than the close of business on January 19, 2012.

However, if the date of the 2012 Annual Meeting is moved more than 30 days before or after the anniversary of the 2011 Annual Meeting, then notice of a stockholder proposal that is not intended to be included in our Proxy Statement for the 2012 Annual Meeting under Rule 14a-8 of the Exchange Act must be received no later than the close of business on the tenth (10th) day following the day on which the notice of the date of the 2012 Annual Meeting is mailed or public disclosure of the date of the meeting is made, whichever occurs first.

To be in proper form, the notice shall set forth:

(1) the name and record address of the stockholder who intends to propose the business and the class or series and number of shares of capital stock of the corporation which are owned beneficially or of record by such stockholder;

(2) a representation that the stockholder is a holder of record of stock of the corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to introduce the business specified in the notice;

(3) a brief description of the business desired to be brought before the Annual Meeting and the reasons for conducting such business at the Annual Meeting;

(4) any material interest of the stockholder in such business; and

(5) any other information that is required to be provided by the stockholder pursuant to Regulation 14A under the Exchange Act.

Recommendation and Nomination of Director Candidates:  Our nominating and governance committee will consider recommendations for candidates to the Board from stockholders. A stockholder that desires to recommend a candidate for election to the Board must direct the recommendation in writing to our Corporate Secretary, 475 Broadway Street, Redwood City, California 94063, and must include the candidate’s name, home and business contact information, detailed biographical data and qualifications, information regarding any relationships between the candidate and BigBand Networks within the last three years, written evidence that the candidate is willing to serve as a director of BigBand Networks if nominated and elected, and evidence of the nominating person’s ownership of our stock.

A stockholder that instead desires to nominate a person directly for election to the Board must meet the deadlines and other requirements set forth in Section 2.15 of our bylaws and the rules and regulations of the Securities and Exchange Commission, which in addition to the requirements set forth above in “Stockholder Proposals Not for Inclusion in Proxy Statement” require, among other things, that the notice to our Corporate Secretary sets forth as to each person whom the stockholder proposes to nominate for election as a director:

(1) the name, age, business address and residence address of the person;

(2) the principal occupation or employment of the person;

(3) the class or series and number of shares of capital stock of the corporation which are owned beneficially or of record by the person;

(4) a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nominations are to be made by the stockholder; and
(5) any other information relating to such person that is required to be disclosed in solicitations of proxies for elections of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act (including without limitation such person’s written consent to being named in the Proxy Statement, if any, as a nominee and to serving as a director if elected).

Copy of Bylaws:  You may contact our Corporate Secretary at our principal executive offices, located at 475 Broadway Street, Redwood City, California 94063, for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.

CORPORATE GOVERNANCE PRINCIPLES AND BOARD MATTERS

We are committed to having sound corporate governance principles. BigBand Networks’ Whistleblower Policy and Code of Business Conduct and Ethics, which are applicable to all BigBand Networks employees, officers, directors, contractors and agents, are available at http://www.bigbandnet.com. Our Code of Business Conduct and Ethics complies with the rules of the Securities and Exchange Commission (“SEC”), the listing standards of the NASDAQ Global Market (“NASDAQ”) and Rule 406 of the Sarbanes-Oxley Act of 2002. BigBand Networks also has adopted procedures for accounting and auditing matters in compliance with NASDAQ listing standards. Concerns relating to accounting, internal controls or auditing matters may be brought to the attention of either our general counsel or to the chairman of the audit committee. All concerns are then reviewed by the audit committee and handled in accordance with procedures established by the audit committee with respect to such matters. For information on how to contact the audit committee directly, please see the section entitled “Stockholder Communications with the Board” below.

Board Independence

Our Board has determined that, except for Amir Bassan-Eskenazi and Harald Braun, each of whom is an executive officer of the company, each of the current directors is independent within the meaning of the NASDAQ director independence standards. Furthermore, the Board has determined that each of the members of each of the committees of the Board is “independent” within the meaning of the NASDAQ director independence standards, including in the case of the members of the Audit Committee, the heightened “independence” standard required for such committee members set forth in the applicable NASDAQ rules. In making the determination of the independence of our directors, the Board considered all transactions in which BigBand Networks and any director had any interest, including transactions involving BigBand Networks and payments made to or from companies in the ordinary course of business where our directors serve on the Board or as a member of the executive management of the other company.

Board Structure and Committee Composition

Currently, our Board is comprised of nine directors divided into three classes — Class I, Class II and Class III — with each class serving for a three-year term. The classes are comprised as follows:

Class I	Class II	Class III
(Term expires in 2013)	(Term expires this year)	(Term expires in 2012)
Amir Bassan-Eskenazi	Harald Braun	Michael J. Pohl
Kenneth Goldman	Erez Rosen	Robert Sachs
Richard C. Smith	Geoffrey Y. Yang	David Lockwood

On March 10, 2011, Ran Oz resigned as a Class I director. Concurrently, our Board adjusted Dennis Wolf’s classification from a Class II director to a Class I director.  The Board then, also on March 10, 2011, appointed Mr. Erez Rosen to serve as a Class II director and as a member of the audit committee.  On March 25, 2011, Dennis Wolf resigned as a Class I director, and our Board appointed Richard C. Smith to fill that vacancy, additionally appointing him as a member of both the audit committee and the compensation committee.

Our Board oversees risk management in a number of ways. The audit committee oversees the management of financial and accounting related risks as an integral part of its duties, including a review of the proficiency of the management team.  Similarly, the compensation committee considers risk management when setting the compensation policies and programs for our executive officers and other employees. The full Board receives reports on various risk related items regarding the company’s operations at its regular meetings, and from time to time receives reports on BigBand’s efforts to manage such risks through insurance and other risk mitigation methods.

Committees of the Board of Directors

The Board has separately-designated standing audit, compensation, and nominating and governance committees. The following chart indicates the current composition of the committees of our Board:

Director	Audit Committee	Compensation Committee	Nominating and Governance Committee
Amir Bassan-Eskenazi
Harald Braun
Kenneth Goldman	Chair
Michael J. Pohl, Chair		X	X
Erez Rosen	X
Robert Sachs			Chair
Richard C. Smith	X	X
Geoffrey Y. Yang		Chair	X

The functions of each of the Board committees are described below. Each of these committees operates under a written charter adopted by the Board. All of those committee charters are available on the Investor Relations section of BigBand Networks’ website at http://www.bigbandnet.com. During 2010, the Board met 12 times, the audit committee met eight times, the compensation committee met ten times and the nominating and governance committee met six times. During 2010, each director attended at least 75% of all Board and applicable committee meetings.

Audit Committee

Our audit committee is comprised of Kenneth Goldman, Erez Rosen and Richard C. Smith, each of whom is a non-employee member of our Board.  Mr. Goldman is the chairperson of our audit committee. Our Board has determined that each member of our audit committee meets the requirements for independence and financial literacy under the requirements of the NASDAQ and SEC rules and regulations. Our Board has determined that Mr. Goldman is an audit committee financial expert, as that term is defined under the SEC rules implementing Section 407 of the Sarbanes-Oxley Act of 2002. Our audit committee is responsible for, among other things:

•	selecting and hiring our independent auditors, and approving the audit and non-audit services to be performed by our independent registered public accounting firm;

•	evaluating the qualifications, performance and independence of our independent auditors;

•	monitoring the integrity of our financial statements and our compliance with legal and regulatory requirements as they relate to financial statements or accounting matters;

•	reviewing the adequacy and effectiveness of our internal control policies and procedures;

•	discussing the scope and results of the audit with the independent auditors and reviewing with management and the independent auditors our interim and year-end operating results; and

•	the audit committee report that the SEC requires in our annual Proxy Statement.

Compensation Committee

Our compensation committee is currently comprised of Michael J. Pohl, Richard C. Smith and Geoffrey Y. Yang, each of whom is a non-employee member of our Board. Mr. Yang is the chairperson of our compensation committee. Our Board has determined that each member of our compensation committee meets the requirements for independence under the current requirements of the NASDAQ, Rule 16(b)(3) of the Exchange Act and Rule 162(m) of the Internal Revenue Code. The compensation committee may form and delegate authority to subcommittees when appropriate.  The compensation committee is responsible for, among other things:

•
reviewing and approving for our executive officers: the annual base salary, the annual incentive bonus, including the specific goals and amount, equity compensation, employment agreements, severance arrangements and change in control arrangements, and any other benefits, compensation or arrangements;

•	reviewing the succession planning for our executive officers;

•	reviewing and recommending compensation goals and bonus and equity compensation criteria for our employees;

•	the compensation committee report that the SEC requires to be included in our annual Proxy Statement; and

•	administrating, reviewing and making recommendations with respect to our equity compensation plans.

Share-based awards to Section 16 officers are made by the compensation committee. The compensation committee has delegated to the executive option committee (“EOC”) the authority to grant routine stock options (but not restricted stock units (“RSUs”) or other equity awards) to non-executives and non-directors, pursuant to a standing practice of regularly-scheduled meetings and grants within pre-approved guidelines per pay grade. The EOC is currently comprised of three officers, our president and chief executive officer, our chief financial officer and our general counsel. The EOC held 12 meetings during 2010.

Nominating and Governance Committee

Our nominating and governance committee is comprised of Michael J. Pohl, Robert Sachs and Geoffrey Y. Yang, each of whom is a non-employee member of our Board. Mr. Sachs is the chairperson of our nominating and governance committee. Our Board has determined that each member of our nominating and governance committee satisfies the requirements for independence under the NASDAQ rules. The nominating and governance committee is responsible for, among other things:

•	assisting our Board in identifying prospective director nominees and recommending to our Board the nominees for election at each annual meeting of stockholders;

•	reviewing developments in corporate governance practices and developing and recommending governance principles applicable to our Board;

•	overseeing the evaluation of our Board and management; and

•	recommending members for each committee to our Board.

Identification and Evaluation of Nominees for Directors

The nominating and governance committee’s criteria and process for evaluating and identifying the candidates that it selects, or recommends to the full Board for selection, as director nominees, are as follows:

•	the committee regularly reviews the current composition and size of the Board;

•
the committee reviews the qualifications of any candidates who have been properly recommended by a stockholder, as well as those candidates who have been identified by management, individual members of the Board or, if the committee determines, a search firm. Such review may, in the committee’s discretion, include a review solely of information provided to the committee or may also include discussions with persons familiar with the candidate, an interview with the candidate or other actions that the committee deems appropriate; and

•	the committee evaluates the performance of the Board as a whole and evaluates the qualifications of individual members of the Board eligible for re-election at the annual meeting of stockholders.

More generally, the committee considers the suitability of each candidate, including the current members of the Board, in light of the current size and composition of the Board. In evaluating the qualifications of the candidates, the committee considers many factors, including, issues of character, judgment, independence, age, expertise, diversity of experience, length of service, other commitments, ability to serve on committees of the Board and the like. The committee evaluates such factors, among others, and does not assign any particular weighting or priority to any of these factors. The committee considers each individual candidate in the context of the current perceived needs of the Board as a whole. While the committee has not established specific minimum qualifications for director candidates, the committee believes that candidates and nominees must reflect a Board that is comprised of directors who (i) are predominantly independent, (ii) are of high integrity, (iii) have qualifications that will increase overall Board effectiveness and (iv) meet other requirements as may be required by applicable rules, such as financial literacy or financial expertise with respect to audit committee members.  While we do not have a formal written policy on director diversity, the committee and the Board also consider diversity when reviewing the overall composition of the Board, and considering the slate of nominees for annual election to the Board and the appointment of individual directors to the Board. Diversity, in this context, includes factors such as experience, specialized expertise, geographic location, cultural background, gender and ethnicity. After such review and consideration, the committee recommends that the Board select the slate of director nominees.

For the current members of our Board, the committee considered the particular experience, qualifications, and skills held by each director in concluding that each director should continue to serve on the BigBand Networks’ Board. Below is a summary of the Board’s conclusions regarding such matters:

•
The Board concluded that Mr. Bassan-Eskenazi should be nominated to serve as a director since he is a co-founder of BigBand Networks, our CEO and remains a large stockholder.  The Board also believes that his extensive knowledge of our solutions, markets and customers is a valuable resource to the Board.

•
The Board concluded that Mr. Braun should be nominated to serve as a director since he is a seasoned executive with strong leadership experience at multinational equipment providers serving service providers (particularly telecommunications companies) both in the U.S. and internationally, and such service providers represent a key market for us.

•
The Board concluded that Mr. Goldman should serve as director since he is an experienced executive who brings to the Board strong accounting, financial and business expertise, including actively serving on the boards of several public companies, serving in advisory roles as a member of the Financial Accounting Standards Advisory Council, and previously serving in an executive role at a service provider to our cable customers.  These skills are especially important in Mr. Goldman’s role as chair of the audit committee of the Board.

•
The Board concluded that Mr. Lockwood should serve as a director due to his financial and business expertise, including capital markets, combined with his management and investment banking experience. Additionally, the Board believes Mr. Lockwood brings a key perspective since he is a partner at a major stockholder of the company.

•
The Board concluded that Mr. Pohl should serve as a director since he is a veteran executive who provides valuable insight on our cable industry customer relationships and also provides strong leadership and mentoring to our management team.

•
The Board concluded that Mr. Rosen should be nominated to serve as a director since he is a seasoned finance executive with an acute understanding of the technology market in Israel, which is home to one of our important operating locations.

•
The Board concluded that Mr. Sachs should serve as a director since he is an experienced executive with deep relationships with our cable customers and has an extensive background on key regulatory issues facing our cable customers.

•
The Board concluded that Mr. Smith should serve as a director since he is and has been a seasoned executive with cable and telecommunications equipment vendors, and brings strong relationships and a strong financial background (serving as the chairman of another public company audit committee and executive tax positions) to our Board.

•
The Board concluded that Mr. Yang should be nominated to serve as a director since he is a Partner at Redpoint Ventures, our largest stockholder and a long-time investor in BigBand Networks.  In addition, Mr. Yang brings more than 20 years experience investing in, advising and serving on the boards of private and public technology companies.

Collectively, we believe this mix of directors provides us with a combination of strong executive leadership at companies supporting the same types of customers BigBand Networks supports today, the technological acumen to guide BigBand Networks and the financial expertise to oversee our financial disclosures.

Stockholder Communications with the Board

Stockholders of BigBand Networks, and other parties interested in communicating with the Board, may contact any of our directors by writing to them by mail or express mail c/o BigBand Networks, Inc., 475 Broadway Street, Redwood City, California 94063. The nominating and governance committee of the Board has approved a process for handling stockholder communications received by us. Under that process, our general counsel receives and logs stockholder communications directed to the Board, reviews all such correspondence and regularly forwards to the Board a summary and copies of such correspondence.

Policy on Director Attendance at Annual Meetings

We have no formal policy regarding attendance of Board members at our annual meetings of stockholders.  Amir Bassan-Eskenazi attended our 2010 Annual Meeting of Stockholders.

DIRECTOR COMPENSATION

Compensation of Non-Employee Directors

We have adopted a compensation policy that is applicable to all of our non-employee directors. As of December 31, 2010, this compensation policy provided that each such non-employee director would receive the following compensation for Board services:

•	an annual director retainer of $20,000;

•	compensation for attending board meetings in-person of $1,000 per meeting;

•	compensation for attending committee meetings in-person of $1,000 per meeting;

•	compensation for attending board or committee meetings telephonically of $500 per meeting, and $750 per committee meeting that is longer than one hour;

•
upon first joining the board, an initial grant of a stock option to purchase 50,000 shares of our common stock vesting as to 25% of the shares on the first anniversary of the grant date and an additional 1/48th of the total shares vesting monthly thereafter so that the award is fully vested four years after the grant date, subject to continued service on the Board; and

•
for each director whose term continues following an annual meeting, an automatic annual grant of a stock option for the purchase of 19,300 shares of our common stock vesting as to 1/12th of the shares per month so that the award is fully vested one year after the grant date, and 12,800 RSUs vesting as to 1/4th of the shares per quarter so that the award is fully vested one year after the grant date, subject to continued service on the Board.

Following a change in control, pursuant to our compensation policy for non-employee directors, all options and RSUs granted to the director shall fully vest and become immediately exercisable.

Non-Employee Director Compensation Table for Fiscal 2010

The following table shows compensation information for our current and former non-employee directors for fiscal 2010. Mr. Bassan-Eskenazi, Mr. Braun and Mr. Oz (who resigned from the Board effective March 10, 2011) received no separate compensation for their Board activities.

Name	Fees Earned or Paid in Cash(1)	Stock Awards(2) (3)		Option Awards(2)(3)	Total
Harald Braun*	$36,000		$36,480	$34,308	$106,788
Kenneth Goldman	$61,250		$80,628	$34,308	$176,186
David Lockwood	$15,750	$		$83,130	$98,880
Michael J. Pohl	$55,195		$65,080	$34,308	$154,583
Robert Sachs	$39,000		$60,341	$34,308	$133,649
Dennis Wolf+	$41,000		$36,480	$34,308	$111,788gg
Geoffrey Y. Yang	$54,250		$113,299	$34,308	$201,857gg

*	Mr. Braun became an executive of the corporation effective October 19, 2010, therefore only a partial year of non-employee director compensation is reflected.

+	Mr. Wolf resigned from the Board effective March 10, 2011.

(1)	Consists of meeting attendance fees and annual retainers, where applicable.

(2)
Amounts shown represent the aggregate grant date fair value of the stock awards and option awards.  For a discussion of the assumptions made in the valuation reflected in these columns, see Note 8 of Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2010. The actual value that a director may realize from an award is contingent upon the satisfaction of the conditions to vesting in that award on the date the award is vested. Thus, there is no assurance that the value, if any, eventually realized by the director will correspond to the amount shown.

(3)	The aggregate number of stock awards (which consisted solely of RSUs) and the aggregate number of option awards outstanding at December 31, 2010 were as follows:

Name	RSUs Outstanding as of December 31, 2010	Option Awards Outstanding as of December 31, 2010
Harald Braun*	6,400	69,300
Kenneth Goldman	20,371	125,550
Michael J. Pohl	8,900	69,300
David Lockwood	-	50,000
Robert Sachs	13,951	104,300
Dennis Wolf+	6,400	69,300
Geoffrey Y. Yang	30,710	108,050

*	Mr. Braun became an executive of the corporation effective October 19, 2010. Therefore only those grants made prior to that date in 2010 are reflected.

+	Mr. Wolf resigned from the Board effective March 10, 2011.

Further, the table below shows the grant date fair value of each equity award granted to each non-employee director in 2010:

Name	Grant Date	RSUs Granted	Grant Date Fair Value of RSUs	Option Awards Granted	Grant Date Fair Value of Option Awards Granted	Total Grant Date Fair Value of RSUs and Option Award
Harald Braun*	5/24/2010			19,300	$34,308
	5/24/2010	12,800	$36,480			$70,788
Kenneth Goldman	5/24/2010			19,300	$34,308
	5/24/2010	12,800	$36,480
	11/11/2010	13,971	$44,148			$114,936
David Lockwood	8/11/2010			50,000	$83,130	$83,130
Michael J. Pohl	5/24/2010			19,300	$34,308
	2/25/2010	10,000	$28,600
	5/24/2010	12,800	$36,480			$99,388
Robert Sachs	5/24/2010			19,300	$34,308
	5/24/2010	12,800	$36,480
	11/11/2010	7,551	$23,861			$94,649
Dennis Wolf+	5/24/2010			19,300	$34,308
	5/24/2010	12,800	$36,480			$70,788
Geoffrey Y. Yang	5/24/2010			19,300	$34,308
	5/24/2010	12,800	$36,480
	11/11/2010	24,310	$76,819			$147,607

*	Mr. Braun became an executive of the corporation effective October 19, 2010, therefore only grants made prior to that date in 2010 are reflected.

+	Mr. Wolf resigned from the Board effective March 10, 2011.

PROPOSAL ONE

ELECTION OF DIRECTORS

There are three nominees for election to Class II of the Board this year — Harald Braun, Erez Rosen and Geoffrey Y. Yang. All of the nominees are presently members of the Board. Information regarding the business experience of each nominee, the other members of our Board and our executive officers is provided below. Each of the Class II directors shall be elected to serve a three-year term until our Annual Meeting in 2014 and until his respective successor is elected. There are no family relationships among our executive officers and directors.

Votes may be cast in person or by proxy at the 2011 Annual Meeting for no more than three nominees to the Board.  If you sign your proxy or voting instruction card but do not give instructions with respect to the voting of directors, your shares will be voted for the three persons recommended by the Board. If you wish to give specific instructions with respect to the voting of directors, you may do so by indicating your instructions on your proxy or voting instruction card.

Vote Required

The three persons receiving the highest number of “FOR” votes represented by shares of BigBand Networks common stock present in person or represented by proxy and entitled to be voted at the Annual Meeting will be elected.

OUR BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION TO THE BOARD OF EACH OF THE FOLLOWING NOMINEES.

Nominees for Election

Harald Braun Director since 2009 Age 54
Mr. Braun has served as our Executive Vice President since October 2010.  Prior to that, from April 2008 to June 2010, he was the President and Chief Executive Officer of Aviat Networks, Inc. (formerly Harris Stratex Networks, Inc.), a supplier of wireless transmission networks.  Between April 2007 and April 2008, Mr. Braun was a Senior Executive at Nokia Siemens Networks, North America, a network equipment company.  Prior to April 2007, Mr. Braun was the President and Chief Executive Officer of Siemens Networks, LLC.  Mr. Braun holds a B.S. in Engineering from the University of Aachen, Germany.

Erez Rosen Director since 2011 Age 50
Since 2005, Mr. Rosen has served as the Founder of Rosen Group, a financial consulting firm. From 1998 to 2005, Mr. Rosen was the Chief Financial Officer of Aladdin Knowledge Systems, a software and security company. Mr. Rosen serves as a director of Inspire Investments, and within the last five years has served as a director of DGC and PowerDsine Ltd. Mr. Rosen holds a B.A. in Economics from Hebrew University of Jerusalem and an M.B.A. from INSEAD (Fontainebleau).

Geoffrey Y. Yang Director since 2000 Age 51
Mr. Yang is a Partner at Redpoint Ventures, a venture capital firm, which he co-founded in 1999. Immediately prior to co-founding Redpoint Ventures, Mr. Yang was a General Partner with Institutional Venture Partners, a venture capital firm. Mr. Yang currently served as a director of numerous private companies, and previously served as a member of the board of directors of TiVo, Inc. Mr. Yang holds a B.A. in Economics from Princeton University, a B.S.E. in Engineering and Management Systems from Princeton University and an M.B.A. from Stanford University.

Continuing Directors

Amir Bassan-Eskenazi Director since 1998 Age 46
Mr. Bassan-Eskenazi is our President and Chief Executive Officer and has served as such since he co-founded the company in December 1998. Until February 2010, he also served as Chairman of the Board. Prior to co-founding BigBand Networks, Mr. Bassan-Eskenazi served in various executive capacities at Optibase Ltd., a provider of digital video solutions, from 1991 to 1998, including as Executive Vice President of Marketing and Chief Operating Officer. Mr. Bassan-Eskenazi holds a B.S. in Electrical Engineering from Technion, Israel Institute of Technology.

Kenneth Goldman Director since 2006 Age 61
Mr. Goldman serves as Senior Vice President of Finance and Administration and Chief Financial Officer of Fortinet Inc., a network equipment vendor, and has been in that role since September 2007.  Between January and August 2007, he served as Senior Vice President of Finance and Administration and Chief Financial Officer of Dexterra, Inc., a provider of enterprise software for mobile devices. Prior to that, Mr. Goldman was Senior Vice President of Finance and Administration and Chief Financial Officer of Siebel Systems, Inc., a supplier of customer software solutions and services, from August 2000 until its acquisition by Oracle Corporation in March 2006. From December 1999 to December 2003, Mr. Goldman was a member of the Financial Accounting Standards Advisory Council. Mr. Goldman serves on the boards of directors of Infinera Corp. and numerous private companies. Additionally, within the last five years, Mr. Goldman has served as a director of Juniper Networks, Inc., Leadis Technology, Inc. and Starrent Networks. Mr. Goldman holds a B.S. in Electrical Engineering from Cornell University and an M.B.A. from Harvard Business School.

David Lockwood Director since 2010 Age 50
Mr. Lockwood became a member of our Board in July 2010. He is the founding member and Managing Partner of VA SmallCap Partners, LLC; ValueAct SmallCap Management, LLC; and ValueAct SmallCap Master Fund, L.P. Prior to founding ValueAct SmallCap, Mr. Lockwood was the Chairman and Chief Executive Officer of Liberate Technologies, a provider of software for digital cable systems. Before serving at Liberate Technologies, he was Vice Chairman and Chief Executive Officer of Intertrust, a company that develops and licenses intellectual property.

Michael J. Pohl Director since 2009 Age 59
Mr. Pohl has served as our non-executive Chairman of the Board since February 2010. He was the Chief Executive Officer of Jinni, Inc., a privately-held Internet company, from March 2009 to January 2011. From December 2007 to April 2008, Mr. Pohl served as the Interim Vice President/General Manager of the On Demand Systems Division of ARRIS Group, Inc., a communications technology company specializing in the design and engineering of broadband networks. From December 2005 to November 2007, Mr. Pohl was President, Global Strategies at C-COR Incorporated, a video-on-demand company, which was acquired by ARRIS.  From December 1999 until its acquisition by C-COR in December 2005, Mr. Pohl was the President and Chief Executive Officer of nCUBE Corporation, an interactive video server company.  Mr. Pohl is a director of Ascent Media Corp., a holding company whose primary subsidiary is Ascent Media Group, LLC, which provides creative and technical services to the media and entertainment industries, and BlackArrow, Inc., a provider of advanced advertising solutions.

Robert Sachs Director since 2006 Age 61
Mr. Sachs is a Principal of the Continental Consulting Group, LLC, a Boston-based cable and telecommunications consulting firm, which he co-founded in January 1998. After founding Continental Consulting Group, Mr. Sachs served as President and Chief Executive Officer of the National Cable & Telecommunications Association, from August 1999 through February 2005. Mr. Sachs also serves as a member of the board of directors of Global Crossing, Ltd. Mr. Sachs holds a B.S. in Political Science from the University of Rochester, an M.S. in Journalism from Columbia University and a J.D. from Georgetown University.

Richard C. Smith Director since 2011 Age 66
Mr. Smith has worked as a consultant since January 2006.  He served as a director for CommScope, Inc. from 2005 through 2011.  From January 2000 to December 2004, Mr. Smith served as a Corporate Vice President and Director of Business Development, Broadband Communications Section of Motorola, Inc., a global communications equipment company.  Mr. Smith holds a B.A. in Finance from Boston College and a J.D. from Georgetown University Law Center.

Executive Officers of the Company

Paul Crann, Jr. Senior Vice President, Product Line Management Age 45
Mr. Crann is our Senior Vice President, Product Line Management, and has been with the company since 2006.  Prior to joining BigBand, Mr. Crann was the Vice President of Marketing and Business Development from 2005-2006 for Tatara Systems which is a private company delivering converged mobile solutions.  He also served as Senior Vice President of Marketing and Business Development for Avici Systems, a core IP/ MPLS routing vendor, from 2000 to 2004.  Prior to that, from 1999 to 2000 he was the Director Edge Platforms with Ascend Communications/ Lucent Technologies in the core switching business unit. Previously Mr. Crann also held positions with Omnipoint Communications and AT&T Network Systems.  Mr. Crann holds an M.B.A. from the Harvard Business School and a B.S. in Engineering from Villanova University.

Rajive Dhar Senior Vice President of Corporate Development and Strategic Planning Age 46
Mr. Dhar has served as our Senior Vice President of Corporate Development and Strategic Planning since December 2009. Prior to BigBand, Mr. Dhar served as Vice President of Corporate Strategy and Planning at ARRIS Group Inc., a communications technology company, from March 2003 to December 2009. Mr. Dhar holds an M.B.A. from the University Of Chicago Booth School Of Business and an M.S. in Computer Engineering from Syracuse University.

Robert Horton Senior Vice President and General Counsel Age 39
Mr. Horton has served as our General Counsel since February 2005. Prior to joining BigBand, Mr. Horton served as Senior Counsel for Borland Software Corporation, a software company, from November 2002 to January 2005. From 1997 to 2002 Mr. Horton served as an associate at the law firms of Covington & Burling LLP and Wilson Sonsini Goodrich & Rosati, P.C. Mr. Horton holds a B.A. in History from the University of Notre Dame and a J.D. from Northwestern University.

Ravi Narula Senior Vice President and Chief Financial Officer Age 41
Mr. Narula has served as our Senior Vice President and Chief Financial Officer since   May 2010. Prior to that, from May 2008 through April 2010, Mr. Narula served as our Vice President of Finance and Worldwide Controller and he was the Worldwide Controller since July 2005 through April 2008. Prior to joining BigBand, from February 2004 to July 2005, Mr. Narula served as the Director of Financial Governance at Borland Software Corporation, a software company, and previously was a Sr. Manager at  Deloitte & Touche. Mr. Narula holds a B.Comm. from the University of Garhwal, India and is an active CPA in the state of California.

PROPOSAL TWO

ADVISORY VOTE ON EXECUTIVE COMPENSATION

The recently enacted Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (Dodd-Frank Act) enables our stockholders to vote to approve, on an advisory (non-binding) basis, the compensation of our named executive officers as disclosed in this Proxy Statement in accordance with the SEC’s rules (commonly referred to as a “Say-on-Pay”).

As described in the “Compensation Discussion and Analysis” section of this Proxy Statement, our executive compensation programs and policies play an important role in achieving our objective of sustainable long-term growth in stockholder value. As a guiding principle, our executive compensation programs and policies are designed to enable us to hire talented individuals, motivate strong performance, and retain those who deliver positive results.  We believe that the various elements of our executive compensation program work together to promote our goal of ensuring that total compensation should be related to both BigBand Networks’ performance and individual performance.

Stockholders are urged to read the “Compensation Discussion and Analysis” section of this Proxy Statement, beginning on page 24, which discusses how our executive compensation policies implement our compensation philosophy, and the tabular information and narrative discussion about the compensation of our named executive officers provided therein, for additional details about our executive compensation programs, including information about fiscal 2010 compensation of our named executive officers. Our Board and the compensation committee believe that these policies are effective in implementing our compensation philosophy and in achieving its goals.

We are asking that our stockholders indicate their support of our executive compensation as described in this Proxy Statement. This is not intended to address specific items of compensation, but rather the overall compensation of our named executive officers and our executive compensation philosophy, policies and practices as described in this Proxy Statement. Accordingly, we are asking our stockholders to approve, on an advisory basis, the compensation of the named executive officers, as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosures.

The Say-on-Pay vote is advisory, and therefore not binding on BigBand Networks, the compensation committee or our Board. While this advisory vote on executive compensation is non-binding, our Board and the compensation committee will review the outcome of this vote and take the vote into consideration when reviewing our future compensation policies and procedures. Our Board and the compensation committee value the opinions of our stockholders and to the extent there is any significant vote against the executive compensation as disclosed in this Proxy Statement, we will consider our stockholders’ concerns and the compensation committee will evaluate whether any actions are necessary to address those concerns. Stockholders who want to communicate with our Board should refer to “Stockholder Communications with the Board” in this proxy statement for additional information.

Vote Required

Approval of our executive compensation, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other compensation related tables and disclosure as described in the “Compensation Discussion and Analysis” section of this Proxy Statement requires the affirmative vote of a majority of the shares present and voting at the Annual Meeting of Stockholders in person or by proxy. Unless marked to the contrary, proxies received will be voted “FOR” approval.

OUR BOARD RECOMMENDS A VOTE “FOR” THE APPROVAL OF OUR EXECUTIVE COMPENSATION AS DESCRIBED IN THIS PROXY STATEMENT.

PROPOSAL THREE

ADVISORY VOTE ON THE FREQUENCY OF
HOLDING ADVISORY VOTES ON OUR EXECUTIVE COMPENSATION

The Dodd-Frank Act also requires us to include in this Proxy Statement a separate advisory (non-binding) stockolder vote to advise us on how frequently we should seek a Say-on-Pay vote, such as Proposal Two included on page 18 of this Proxy Statement. By voting on this Proposal Three, stockholders may indicate whether they would prefer an advisory vote on our executive compensation once every one, two, or three years.

After careful consideration of this Proposal, our Board has determined that an advisory vote on executive compensation that occurs every three years is the most appropriate alternative for us; therefore, our Board recommends that you vote for a triennial advisory vote on executive compensation.

In formulating its recommendation, our Board considered that a triennial advisory vote on our executive compensation will provide our stockholders with direct input on our executive compensation, but also allow stockholders, our management and our Board time to evaluate the effects of our executive compensation philosophy, policies and practices. This approach will also provide us with time to implement improvements and changes to address any concerns reflected by a negative vote.

You may cast your vote for your preferred voting frequency by choosing the option of one year, two years, three years or abstain from voting .  Under the SEC rules, we will be required to permit our stockholders to vote on the frequency of the Say-on-Pay vote at least once every six years.

Vote Required

The option of one year, two years or three years that receives the highest number of “FOR” votes cast by stockholders will be the frequency for the advisory vote on executive compensation that has been selected by stockholders. However, because this vote is advisory and not binding on our Board or us in any way, our Board may decide that it is in the best interests of our stockholders and us to hold an advisory vote on executive compensation more or less frequently than the option approved by our stockholders.

OUR BOARD RECOMMENDS A VOTE “FOR” THE OPTION OF ONCE EVERY THREE YEARS AS THE FREQUENCY WITH WHICH OUR STOCKHOLDERS ARE PROVIDED AN ADVISORY VOTE ON OUR EXECUTIVE COMPENSATION.

PROPOSAL FOUR

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee of the Board has appointed Ernst & Young LLP, an independent registered public accounting firm, to audit BigBand Networks’ consolidated financial statements for the fiscal year ending December 31, 2011. During fiscal 2010, Ernst & Young served as BigBand Networks’ independent registered public accounting firm and also provided certain audit-related, tax and other professional services. See “Fees Incurred by BigBand Networks for Ernst & Young LLP” on page 38. A representative of Ernst & Young is expected to attend the Annual Meeting and to be available to respond to appropriate questions and, if they desire, to make a statement.

Although ratification of our independent registered public accounting firm is not required by law, the Board has determined that it is desirable to request ratification of this appointment. If the appointment is not ratified, the audit committee will consider whether it should select other independent auditors. Even if the appointment is ratified, the audit committee, in its discretion, may direct the appointment of a different independent registered public accounting firm as BigBand Networks’ independent auditors at any time during the year if the audit committee determines that such a change would be in the best interests of BigBand Networks and our stockholders.

Vote Required

Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal 2011 requires the affirmative vote of a majority of the shares of BigBand Networks’ common stock present in person or represented by proxy and entitled to be voted at the meeting.

OUR BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2011.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

The following table sets forth information, as of March 31, 2011, concerning beneficial ownership of BigBand Networks’ common stock by:

•	beneficial owners of more than 5% of BigBand Networks’ common stock; and

•	BigBand Networks’ directors and the named executive officers set forth in the Summary Compensation Table on page 31, and all directors and executive officers as a group.

The information provided in the table is based on our records, information filed with the SEC and information provided to BigBand Networks, except where otherwise noted.

The number of shares beneficially owned by each entity, person, director or executive officer is determined under rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has the sole or shared voting power or investment power and also any shares that the individual has the right to acquire as of May 30, 2011 (60 days after the Record Date) through the exercise of any stock option, RSU, or other right. Unless otherwise indicated, each person has sole voting and investment power (or shares such powers with his spouse) with respect to the shares set forth in the following table. In addition, unless otherwise indicated, all persons named below can be reached at BigBand Networks, Inc., 475 Broadway Street, Redwood City, California 94063.

Beneficial Ownership Table

	Amount and Nature		Percent
	of Beneficial		of
Name and Address of Beneficial Owner	Ownership(1)		Class(1)

Holders of Greater Than 5% :
Ameriprise Financial, Inc.	5,137,860	(2)	7.3%
145 Ameriprise Financial Center
Minneapolis, MN 55474
Redpoint Ventures	12,842,926	(3)	18.3%
3000 Sand Hill Road, Building 2, Suite 290
Menlo Park, CA 94025
ValueAct Capital Partners	10,008,635	(4)	14.3%
435 Pacific Avenue, Fourth Floor
San Francisco, CA 94133

Directors and Named Executive Officers:
Amir Bassan-Eskenazi(5)	2,462,430		3.5%
Harald Braun(6)	58,141		*
Paul Crann, Jr.(7)	125,064		*
Rajive Dhar(8)	32,774		*
Kenneth Goldman(9)	146,550		*
Robert Horton(10)	97,308		*
David Lockwood(11)	10,008,635		14.3%
Ravi Narula(12)	108,451		*
Michael J. Pohl(13)	65,600		*
Erez Rosen	--		--
Robert Sachs(14)	125,300		*
Richard C. Smith	--		--
Geoffrey Y. Yang(15)	13,010,976		18.6%
All Directors and Executive Officers as a Group (13 persons)(16)	26,241,229		37.5%

*	Represents holdings of less than one percent.

(1)
The percentages are calculated using 70,057,342 outstanding shares of our common stock on March 31, 2011 as adjusted pursuant to Rule 13d-3(d)(1)(i). Pursuant to Rule 13d-3(d)(1) of the Securities Exchange Act of 1934, as amended, beneficial ownership information also includes shares subject to options or RSUs exercisable within 60 days of March 31, 2011.

(2)	Based on information reported on a Schedule 13G/A filed with the SEC on February 11, 2011.

(3)
Based on information reported on a Schedule 13G/A filed with the SEC on February 8, 2011. Includes 172,100 shares held by Broadband Fund, L.P., 65,255 shares held by Redpoint Omega Associates, LLC, 2,307,624 shares held by Redpoint Omega, LLC, 283,824 shares held by Redpoint Associates I, LLC, 141,831 shares held by Redpoint Technology Partners A-I, L.P., 887,613 shares held by Redpoint Technology Partners Q-I, L.P. and 8,984,679 shares held by Redpoint Ventures I, L.P. Collectively, these entities have shared voting power with respect to the shares.

(4)	Based on information reported on a Schedule 13D/A filed with the SEC on July 29, 2010.

(5)
Includes 419,690 shares Mr. Bassan-Eskenazi and his wife as joint tenants, 424,258 shares held by Mr. Bassan-Eskenazi’s wife, 5,851 shares held by Mr. Bassan-Eskanazi’s son, 5,851 shares held by Mr. Bassan-Eskanazi’s daughter, 1,579,280 options exercisable and 27,500 RSUs vesting within 60 days of March 31, 2011.

(6)	Includes 9,600 shares held by Mr. Braun, 45,341 options exercisable and 3,200 RSUs vesting within 60 days of March 31, 2011.

(7)	Includes 26,854 shares held by Mr. Crann, 88,333options exercisable and 9,877 RSUs vesting within 60 days of March 31, 2011.

(8)	Includes 21,774 shares held by Mr. Dhar and 11,000 RSUs vesting within 60 days of March 31, 2011.

(9)	Includes 17,800 shares held by Mr. Goldman, 125,550 options exercisable and 3,200 RSUs vesting within 60 days of March 31, 2011.

(10)	Includes 15,150 shares held by Mr. Horton, 69,493 options exercisable and 12,665 RSUs vesting within 60 days of March 31, 2011.

(11)	Includes 10,008,635 shares held by ValueAct SmallCap Partners. Mr. Lockwood had no options exercisable and no RSUs vesting within 60 days of March 31, 2011.

(12)	Includes 10,957 shares held by Mr. Narula, 90,742 options exercisable and 6,752 RSUs vesting within 60 days of March 31, 2011.

(13)	Includes 18,100 shares held by Mr. Pohl, 44,300 options exercisable and 3,200 RSUs vesting within 60 days of March 31, 2011.

(14)	Includes 17,800 shares held by Mr. Sachs, 104,300 options exercisable and 3,200 RSUs vesting within 60 days of March 31, 2011.

(15)
Includes 172,100 shares held by Broadband Fund, L.P., 65,255 shares held by Redpoint Omega Associates, LLC, 2,307,624 shares held by Redpoint Omega, LLC, 283,824 shares held by Redpoint Associates I, LLC, 141,831 shares held by Redpoint Technology Partners A-I, L.P., 887,613 shares held by Redpoint Technology Partners Q-I, L.P., 8,984,679 shares held by Redpoint Ventures I, L.P., 52,800 shares held by Mr., Yang, 4,000 by trusts for the benefit of Mr. Yang’s sons, 108,050 options exercisable and 3,200 RSUs vesting within 60 days of March 31, 2011. Mr. Yang disclaims beneficial ownership of the shares held by the Redpoint funds, except to the extent of his individual pecuniary interest therein, if any.

(16)	Includes all shares referenced in notes 5 through 15 above.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors, executive officers and holders of more than 10% of our common stock to file with the SEC reports regarding their ownership and changes in ownership of our securities. To our knowledge, based solely on our review of the copies of such reports furnished to us or filed with the SEC and written representations that no other reports were required, for the fiscal year ended December 31, 2010, all Section 16(a) reports required to be filed by our directors, executive officers and more than 10% beneficial owners were properly and timely filed other than Jacob Avimor and Paul Crann, Jr., each of whom filed late initial Forms 3.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Our Board, in some cases through the audit committee as delegated in its charter, approves in advance any proposed related-party transactions, as set forth below and in the applicable SEC rules. Since January 1, 2010, we were not party to any transactions, or currently proposed transactions, in which:

•	the amounts involved exceeded or will exceed $120,000; and

•
a director, executive officer, holder of more than 5% of any class of our voting securities or any member of their immediate family had or will have a direct or indirect material interest, as defined in the SEC rules except the following:

Employment and Change in Control Agreements with Executive Officers

We have entered into certain employment and change in control arrangements with our executive officers as described under the caption “Employment Contracts and Change in Control Arrangements” on page 28.

Stock Option Grants

Pursuant to our director compensation policy, between January 1, 2010 and December 31, 2010, we granted options to purchase an aggregate of 165,800 shares of our common stock at exercise prices ranging from $2.71 to $2.85 per share to certain non-employee directors.  For more information, see “Directors Compensation” on page 13.

Indemnification Agreements

Our amended and restated certificate of incorporation contains provisions that limit the liability of our directors for monetary damages to the fullest extent permitted by Delaware law. Consequently, our directors will not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duties as directors, except liability for:

•	any breach of the director’s duty of loyalty to us or our stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or

•	any transaction from which the director derived an improper personal benefit.

Our amended and restated certificate of incorporation and amended and restated bylaws provide that we are required to indemnify our directors and officers, in each case to the fullest extent permitted by Delaware law. Our amended and restated bylaws also provide that we are obligated to advance expenses incurred by a director or officer in advance of the final disposition of any action or proceeding, and permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in that capacity regardless of whether we would otherwise be permitted to indemnify him or her under the provisions of Delaware law. We have entered and expect to continue to enter into agreements to indemnify our directors, executive officers and other employees as determined by our Board. With specified exceptions, these agreements provide for indemnification for related expenses including, among other things, attorneys’ fees, judgments, fines and settlement amounts incurred by any of these individuals in any action or proceeding. We believe that these bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers. We also maintain directors’ and officers’ liability insurance.

The limitation of liability and indemnification provisions in our amended and restated certificate of incorporation and amended and restated bylaws may cause a stockholder’s investment to be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and officers as required by these indemnification provisions.

COMPENSATION DISCUSSION AND ANALYSIS

The following discussion and analysis of the compensation arrangements of our named executive officers for 2010 should be read together with the compensation tables and related disclosures set forth below. This discussion contains forward-looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs. Actual compensation programs that we employ in the future may differ materially from the currently-planned programs summarized in this discussion.

Overview

BigBand operates in a competitive global labor market, and our competitive position derives from our ability to attract and retain talented people. We therefore devote considerable efforts and resources to hiring talented individuals, motivating strong performance, and retaining those who deliver positive results. Our rewards programs, which are comprised of employee benefits, cash compensation, and equity awards, are designed to serve such goals. In particular, we design our compensation programs to:

•	reward executives through a mix of cash and equity vehicles;
•	tie significant portions of our executives’ potential rewards to the executives’ and the company’s performance, and to the returns realized by our stockholders;
•	reflect our total rewards philosophy, as explained below;
•	allow us to attract top talent, and retain and motivate highly-skilled executives;
•	be “market-based” and competitive;
•	stress our “pay for performance” approach;
•	share risks and rewards with employees at all levels;
•	be affordable, within the context of our operating expense model, and
•	align the interests of our employees with those of our stockholders.

In addition, we administer our rewards programs to attempt to:

•	be fair and equitable;
•	reflect the changing environment and our evolving business needs; and,
•	consistently apply our total compensation philosophy in our locations throughout the world, though specific programs may vary from location to location.

For 2010, our business results fell short of our performance targets in significant ways, and consequently no variable compensation was paid under our incentive compensation plan, or ICP. As a result, the total payments under our 2010 executive compensation program were lower than in 2009.

Compensation Framework

Market Analysis

In 2010, the compensation committee of our Board engaged executive compensation experts Compensia, Inc. to conduct a competitive analysis of the compensation of our executives. The analysis included a review of competitive market data, derived from both third-party compensation surveys conducted by Radford Surveys + Consulting, and a review of annual reports and proxy statements of peer companies (i.e., the 17 technology companies listed in Appendix A attached hereto). Compensia, Inc. and members of our Human Resources Department evaluated the peer group data for each component of our executive compensation program, including base salary, variable compensation, and equity awards.

Our peer group, and the subsets of market survey data we use to evaluate the competitiveness of our executive compensation changed significantly in 2010. Such changes were made at the recommendation of Compensia, Inc. and reflected our compensation committee’s ongoing desire to measure our compensation levels against those of technology companies having roughly $100 million to $200 million in revenues, while our 2009 peer group was a blend of technology companies having revenues of $100 million to $200 million and technology companies having revenues of $200 million to $500 million. As a result of this change, BigBand now compares its pay levels to those of technology companies that are smaller, on average, than the companies we compared ourselves to in previous years.

The peer group analysis confirmed that our executives’ overall compensation levels (base pay, variable pay and equity-based pay) were generally near the targets stated in our compensation philosophy, as approved by the compensation committee of our Board, even when compared to the peer group comprised of smaller companies. Specifically, we targeted our executives’ compensation at the following competitive levels:

Base Pay	Total Cash Compensation(1)	Total Direct Compensation(2)
50th percentile	75th percentile	75th percentile

(1)Total Cash Compensation is defined as the sum of base salary and variable compensation.
(2)Total Direct Compensation is defined as the sum of Total Cash Compensation and Equity Compensation.

Determining the Amount of Each Element of Compensation. We design each element of our rewards program to be competitive in the labor market. We monitor the market throughout the year and adjust each element when appropriate. In addition, from time to time, the compensation committee of the Board considers whether to provide our executives with additional compensation, such as discretionary cash or equity awards, as circumstances may warrant. Such circumstances may include, without limitation, promotions, recognition of outstanding performance or retention of key executives.

Base Pay. In general, we believe an employee’s base pay level should reflect the market base salary of the job the employee performs, the employee’s overall sustained performance level, and the employee’s contribution to BigBand over time. The base pay for our top performers may be higher than our target level. However, in the aggregate, our named executive officers’ base salaries are at or near our competitive base pay target, with executives who are newer to their roles having lower base salaries relative to the target and longer-serving executives having higher base salaries relative to the target. In June 2010, prior to the establishment of the new peer group, our chief executive officer’s annual base salary was increased by $87,000 in an effort to bring his salary in line with the 50th percentile of the then-current peer group after several years of Mr. Bassan-Eskenazi having a salary that was substantially below the 50th percentile of the then-current peer group. Measured against our current guidelines and current peer group, Mr. Bassan-Eskenazi’s base pay is between the 50th percentile and the 65th percentile. With the exception of the chief executive officer, there were no merit salary increases for executives in 2010. However, certain executives did receive salary increases in connection with promotions during the year.  Collectively, these base salary changes position our executives just below the 50th percentile of our current peer group on average.

Variable Pay. Our variable pay programs are intended to motivate employees to achieve overall company goals by aligning the employees’ individual objectives with those of the company. Our programs are designed to reflect the actual results achieved in employees’ payouts, to provide competitive and motivational awards, to avoid entitlements, and to be easy to understand and administer.

As with base pay, we determine the targeted level of variable compensation from a review of competitive market data, derived from both third-party compensation surveys conducted by Radford Surveys + Consulting, and a review of annual reports and proxy statements of peer companies. After developing a competitive framework, we determine an employee’s actual level of variable compensation by assessing the employee’s actual results against pre-established goals and objectives, and rewarding the employee in accordance with the terms of the variable pay program. In developing the competitive framework, we seek to set aggregate “total cash compensation” (base salary plus variable pay) at the 75th percentile of the surveyed market to meet our goal of ensuring that our cash compensation levels are competitive, and to enable us to attract and retain our key employees.

In 2010, we had two primary variable pay programs: our ICP, and our 2010 Sales Compensation Plan. Generally, each employee participates in either the ICP or the Sales Compensation Plan, but no employee participates in both simultaneously. Our named executive officers participated only in the ICP during 2010.

The ICP features two performance periods each year, one for each half of the year (performance during each of which determines payment of 50% of the target annual ICP payment). An ICP participant’s payment, if any, for each performance period is determined as the product of (A) each employee’s period-end base salary, (B) his or her period-end ICP target, (C) his or her individual performance score for the period, and (D) the company’s performance score for the period. Under some circumstances, a participant’s score may also be subject to proration for partial-year service. In 2010, we established targets such that realization of a 100% payout would require a very high level of performance.

The following table sets forth the 2010 business goals, BigBand Networks’ actual performance against those goals, the overall objective score, and the 2010 funding levels for each of the target periods.

Period	Bookings Goal (millions)	Actual Bookings (millions)	Revenue Goal (millions)	Actual Revenue (millions)	Operating Income Goal (millions)	Actual Operating Income	Operating Contribution Goal	Actual Operating Contribution
First half of 2010	$192.6	$50.6	$155.0	$58.6	$8.0	$(19.2)	N/A	-32.8%
Second half of 2010	$139.7	$30.6	$125.0	$53.1	N/A	$(12.8)	-12.4%	-24.2%

Since our performance in 2010 fell substantially below the thresholds required for payout in both halves of the year, no ICP payouts were made to any employee for 2010.

For 2011, we do not plan to change our named executive officers’ variable pay target percentages, which are 108% for the CEO and 60% for each other named executive officer. However, we have modified the methodology under which ICP payments will be earned and calculated in 2011. Whereas the ICP had a meaningful Company Performance component in 2010 and in prior years, for 2011 (and we expect for future periods), each employee will earn variable pay based on individual and group performance. With this change, only those employees who directly influence any given aspect of our performance will have that performance reflected in his or her own payout. We anticipate that this change will, on average, increase the likelihood of payouts under the ICP. However, for the executives, the group performance metrics include our performance against pre-determined revenue, operating income and new product introduction goals.  These goals were selected by the compensation committee to focus management on the initiatives that the committee believes will create stockholder value. We do not disclose the specific targets for our overall business prospectively, as we deem them confidential and believe that their disclosure would result in competitive harm to us.

Any payments to be made under the 2011 ICP for the first half of 2011 will take the form of RSUs (RSUs) with the vesting tied to the level of achievement against the pre-determined individual and group goals. We have not yet made a determination as to form of payment of any ICP awards for the second half of 2011.

Equity-Based Pay. Our goal is to maintain a competitive equity rewards program, and we monitor the competitive market, and applicable accounting, corporate, securities and tax laws and regulations, so that we may adjust our equity programs as needed. Awards of stock options, RSUs and other forms of equity compensation are intended to reflect and reward high levels of individual performance over time. We grant stock options and RSUs to provide a long-term incentive for executives and to align their financial interests with those of our stockholders.

Our compensation committee does not apply rigid formulas in allocating equity awards to executives as a group or to any particular executive. Instead, it exercises its judgment and discretion and considers, among other things, the role and responsibilities of the executive, competitive factors, the amount of stock-based equity compensation already held by the executive, the non-equity compensation received by the executive and the total number of options and RSUs to be granted to all participants during the year. The compensation committee and the management team regularly review the amount of equity compensation outstanding to help ensure that appropriate dilution levels are maintained while still providing competitive rewards that are commensurate with results delivered. The number of stock options and RSUs granted to each executive is set forth in the table under the heading “Grants of Plan-Based Awards For Fiscal 2010” on page 32.   The value of such grants, as determined in accordance with SFAS ASC Topic 718 for each individual named executive officer is set forth in the column “Stock Awards” in the “Summary Compensation Table” on page 23.

Allocation of Equity Compensation Awards

During 2010, the compensation committee granted 1,066,000 option shares, 168,994 performance-based RSUs, and 890,931 time-based vesting RSUs to our named executive officers.  On February 24, 2010, our compensation committee granted a total of 34,000 time-based vesting RSUs to Mr. Narula in recognition of his performance during the preceding year.  On June 11, 2010, our compensation committee granted Mr. Bassan-Eskenazi 234,000 time-based RSUs, a stock option to purchase 216,000 shares, and 72,382 RSUs that vest upon our stock reaching certain pre-determined prices.  Combined, the time-based equity awards were designed to move Mr. Bassan-Eskenazi to the 50th percentile of CEO equity compensation compared to the then-current peer group.  When measured against the current peer group, those grants would place Mr. Bassan-Eskenazi at the 75th percentile of CEO equity compensation.  In addition, at the June 11, 2010 meeting, our compensation committee granted Mr. Crann an option to purchase 376,000 shares and 17,200 RSUs and granted Mr. Narula an option to purchase 370,000 shares in conjunction with their promotions to the positions of Senior Vice President of Product Line Management and Chief Financial Officer, respectively,  In addition, on June 14, 2010, our compensation committee granted each of Mr. Dhar and Horton 68,799 time-based vesting RSUs, which placed Mr. Dhar and Mr. Horton just below the 65th percentile in equity compensation when compared to our peer companies.  On August 11, 2010, our compensation committee awarded Mr. Horton an additional RSU for 31,201 shares, with the goal of increasing the likelihood of retention of Mr. Horton’s services.  All of the foregoing time-based RSUs vest over a three-year period, while all of the option grants vest over a four-year period.

As explained elsewhere, we granted performance-based vesting RSUs to our employees, including our named executive officers, as part of our ICP program for the second half of 2010. Since no ICP payout for this period was earned, none of these performance-based vesting RSUs vested in 2010.  Instead, these performance-based vesting RSUs were reused for the first half of 2011 variable pay pursuant to our 2011 ICP program, which  reduced the 2011 grant requirements concomitantly.

In 2010, our Board authorized and our stockholders approved a value for value option exchange, pursuant to which employees exchanged certain options that had exercise prices substantially in excess of the fair market value of our common stock on the date of exchange for RSUs that were subject to incremental vesting restrictions.  In November 2010, we completed this exchange, which in total decreased the stock option overhang by more than 3.5 million shares and lengthened the vesting schedule for the previously-granted options by 12 to 18 months. As part of this exchange, 1,813,090 RSUs were granted to employees, 368,132 of which were granted to our named executive officers.  Including the RSUs awarded as part of the option exchange, in 2010, we granted a total of 7,270,972 option shares and RSUs, of which a total of 2,125,925 option shares and RSUs were granted to our named executives, representing 29.2% of all option shares and RSUs granted in 2010.

Timing of Equity Awards

Our compensation committee generally grants equity awards to executives and current employees once per year, typically at a meeting of the compensation committee held in the first quarter of the year. In 2010, grants to executives were made in the second quarter following significant changes in the executive team. In March 2011, we made performance-related grants to current executives and employees and anticipate doing so in the first quarter of subsequent years.

With respect to newly hired executives, we generally grant options at the first meeting of the compensation committee following such executive’s hire date; provided that the compensation committee makes these option grants only during our open trading window (as defined in our insider trading policy). We do not have any program, plan or practice to time either the release of material non-public information or the grant of stock options or RSUs for the purposes of affecting the value of executive compensation. The exercise price of any newly-granted option is the closing price of our common stock on the NASDAQ on the date of grant.

Executive Equity Ownership

We expect and encourage our executives to hold a significant equity stake in BigBand Networks. However, we do not have specific share retention or ownership guidelines. We have a policy that prohibits our executives from short-selling our stock, holding our stock in a margin account, and trading in exchange-traded options on our stock. Several of our executives have established trading plans pursuant to Rule 10b-5(1) of the Exchange Act to manage their sales of our securities.

Types of Equity Awards

We grant non-qualified stock options and RSUs and have granted a limited number of restricted stock awards in the past. Future grants may take any of these forms, or incentive stock options, performance shares or units, or any other of the forms permitted under our 2007 Equity Incentive Plan. The decision on the form of any specific award is undertaken with consideration of factors including, but not limited to, the dilutive, motivational, and retentive impact of the award.

All of our employees (including our executives), except those located in the People’s Republic of China, are eligible to participate in our Employee Stock Purchase Plan, or ESPP, if they are employed by us or any participating subsidiary for at least 20 hours per week and more than five months in any calendar year. Our ESPP is intended to qualify under Section 423 of the Internal Revenue Code, and provides for consecutive, non-overlapping, six-month offering periods. Our ESPP permits participants to purchase common stock through payroll deductions. Amounts deducted and accumulated by the participant are used to purchase shares of our common stock at the end of each six-month offering period. The purchase price is 85% of the fair market value of our common stock on either the first day or the last day of the period, whichever is lower.

Performance-Based Compensation and Financial Restatement

We have not considered or implemented a policy regarding retroactive adjustments to any cash or equity-based incentive compensation paid to our executives and other employees where such payments were predicated upon the achievement of certain financial results that were subsequently the subject of a financial restatement.

Severance and Change in Control Arrangements

All of our executives have employment and other agreements that provide for severance payments and/or acceleration of stock option and RSU vesting that would be triggered by an acquisition or other change in control of BigBand Networks. Generally, our executive officers are entitled to severance in an amount equal to six months’ base salary and health benefits if terminated or constructively terminated other than for cause; however, if an executive is terminated or constructively terminated within six months of a change in control, the executive is entitled to severance in an amount equal to twelve months’ salary and health benefits.  In addition, the equity awards to all of our executives provide for a potential acceleration of outstanding awards in the event that the executive is terminated or constructively terminated within six (6) months of us undergoing a change in control, as defined in such plans.

Based upon a review of comparable market data at the time the arrangements were entered into, the compensation committee approved the severance and change of control agreements described below. The compensation committee believes that severance agreements are necessary in order to provide competitive executive compensation packages. The compensation committee also believes that change of control vesting and severance benefits could serve to minimize the distraction caused by a potential transaction and reduce the risk that an executive would depart BigBand Networks before a transaction is consummated, allowing those executives to focus on continuing normal business operations and on the success of a potential business combination, rather than focusing on alternative employment. The following table reflects the acceleration to which each executive officer would be entitled as of December 31, 2010:
Name	Grant Date	Number of Securities	Price	Percent of Unvested Shares Vesting Upon Change in Control
Bassan-Eskenazi, Amir(1)	5/19/2009	100,000	$--	50% single trigger; 100% double trigger
	5/19/2009	137,500	--	50% single trigger; 100% double trigger
	6/11/2010	91,000	--	50% single trigger; 100% double trigger
	6/11/2010	119,167	--	50% single trigger; 100% double trigger
	6/11/2010	189,000	2.92	50% single trigger; 100% double trigger
	11/18/2010	22,411	--	50% single trigger; 100% double trigger
	11/18/2010	102,589	--	50% single trigger; 100% double trigger

Ravi Narula(2)	5/19/2009	21,810	--	50% double trigger
	2/24/2010	28,334	--	50% double trigger
	6/11/2010	323,750	2.92	50% double trigger
	11/18/2010	3,750	--	50% double trigger

Paul Crann, Jr.(2)	5/19/2009	9,600	$--	100% double trigger
	5/19/2009	28,625	--	100% double trigger
	6/11/2010	20,584	2.92	50% double trigger
	6/11/2010	306,250	2.92	50% double trigger
	6/11/2010	14,334	--	50% double trigger
Rajive Dhar(2)	12/10/2009	22,500	$--	36 months’ vesting double trigger
	6/14/2010	57,333	--	50% double trigger
	11/18/2010	132,000	--	36 months’ vesting double trigger

Horton, Robert(2)	2/13/2008	5,000	--	100% double trigger
	6/11/2008	15,000	--	100% double trigger
	5/19/2009	16,346	--	100% double trigger
	5/19/2009	32,694	--	100% double trigger
	6/14/2010	57,333	--	50% double trigger
	8/11/2010	31,201	--	50% double trigger
	11/18/2010	8,125	--	100% double trigger
	11/18/2010	21,875	--	100% double trigger

(1)	Single trigger acceleration occurs upon a Change in Control, and double trigger occurs upon termination without Cause within one (1) year following a Change in Control.

(2)	Double trigger acceleration occurs upon termination without Cause within six (6) months of a Change in Control.

The table below sets forth the approximate value of salary, bonus and accelerated equity payable to each of our executive officers, assuming a change in control or termination event had occurred on December 31, 2010:
:

Termination Benefit Table

	Salary	Benefits		Accelerated Equity	Total
Amir Bassan-Eskenazi
Upon Change in Control	$412,000	$17,556	(4)	$1,603,468	$2,033,024
Termination: Without Cause	412,000	17,556	(4)	801,734	1,231,290
Termination: Death, Disability, Voluntary without Cause(1)	206,000	8,778	(5)	--	214,778
Ravi Narula
Termination upon Change in Control without Cause	$253,100	$14,736	(4)	$150,903	$418,739
Termination without Cause(2)	126,550	7,368	(5)	--	$133,938
Paul Crann, Jr.
Termination upon Change in Control without Cause	$250,000	$19,800	(4)	$147,165	$416,965
Termination without Cause(2)	125,000	9,900	(5)	--	134,900
Rajive Dhar
Termination upon Change in Control without Cause	$230,000	--		$593,132	$823,132
Termination without Cause(2)	115,000	--		--	115,000
Robert Horton
Termination upon Change in Control without Cause	$250,000	$5,004	(4)	$525,207	$780,211
Termination without Cause(3)	125,000	2,502	(5)	--	127,502

* All payments indicated are payable in a lump sum on or about the date of the triggering event.

(1)
Voluntary termination without Cause requires six (6) months’ prior written notice to us, and will only be paid in a lump sum if we choose not to continue the executive’s employment during those six months.

(2)
Includes Constructive Termination, defined as a required change in location of more than 50 miles from the office location to which the executive would report; a failure to pay or a material reduction of salary level or benefits (unless such reductions are concurrently made for all other employees at a comparable level); a significant reduction of duties, position or responsibilities unless the reduction is solely by virtue of BigBand Networks being acquired or made part of a larger entity; or our determination that the executive’s services are no longer needed, all to which the executive has not expressly consented.

(3)
Includes the relocation of the executive’s principal place of employment more than 50 miles from Redwood City, California without his express prior written consent, a material reduction in salary or benefits, or a material diminution in authority, duties or responsibilities.

(4)	Equal to twelve (12) months’ COBRA premiums, to be paid by us on behalf of the executive.

(5)	Equal to six (6) months’ COBRA premiums, to be paid by us on behalf of the executive.

Effect of Accounting and Tax Treatment on Compensation Decisions

In the review and establishment of our compensation programs, we consider the anticipated accounting and tax implications to us and our executives. While we consider the applicable accounting and tax treatment, these factors alone are not dispositive, and we also consider the cash and non-cash impact of the programs and whether a program is consistent with our overall compensation philosophy and objectives.

Section 162(m) of the Internal Revenue Code imposes a $1.0 million limit on the amount of compensation that we may deduct in any one year with respect to our named executive officers, unless certain specific and detailed criteria are satisfied. Performance-based compensation, as defined in the Internal Revenue Code, is fully deductible if the programs are approved by stockholders and meet other requirements. We believe that grants of equity awards under our existing stock plans (other than time-based vesting RSUs) qualify or may qualify as performance-based for purposes of satisfying the conditions of Section 162(m), thereby permitting us to receive a federal income tax deduction in connection with such awards. We believe that RSUs that vest solely based on the passage of time do not qualify as performance-based under Section 162(m).  In general, we have determined that we will not seek to limit executive compensation so that it is deductible under Section 162(m). However, from time to time, we monitor whether it might be in our interests to structure our compensation programs to satisfy the requirements of Section 162(m). We seek to maintain flexibility in compensating our executives in a manner designed to promote our corporate goals and accordingly the compensation committee of our Board has not adopted a policy requiring all compensation to be deductible. Our compensation committee will continue to assess the impact of Section 162(m) on our compensation practices and determine what further action, if any, is appropriate.

Role of Executives in Executive Compensation Decisions

Our compensation committee generally seeks input from our President and Chief Executive Officer, Amir Bassan-Eskenazi, when discussing the performance of, and compensation levels for executives other than himself. The compensation committee also works with Mr. Bassan-Eskenazi in evaluating the financial, accounting, tax and retention implications of our various compensation programs. Neither Mr. Bassan-Eskenazi nor any of our other executives participates in deliberations relating to his own compensation.

Compensation Committee Report

Our compensation committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the compensation committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

THE COMPENSATION COMMITTEE

Geoffrey Y. Yang (Chairman)
Michael J. Pohl
Richard C. Smith

 The foregoing compensation committee report shall not be deemed to be “soliciting material,” to be “filed” with the SEC or to be subject to Regulation 14A or Regulation 14C (other than as provided in Item 407 of Regulation S-K) or to the liabilities of Section 18 of the Securities Exchange Act of 1934, and shall not be deemed to be incorporated by reference in future filings with the SEC except to the extent that BigBand Networks specifically incorporates it by reference into a document filed under the Securities Act of 1933 or the Securities Exchange Act of 1934.

Compensation Committee Interlocks and Insider Participation

The members of the compensation committee during 2010 were Michael J. Pohl, Geoffrey Y. Yang, Dennis Wolf (who resigned from the committee effective March 25, 2011) and Harald Braun (who resigned from the committee effective October 19, 2010).  No compensation committee member was at any time during his tenure as a compensation committee member during 2010, an officer or employee of BigBand Networks or any of our subsidiaries. None of our executives serves as a member of the Board or compensation committee of any entity that has one or more executive officers serving as a member of our Board or compensation committee.

Summary Compensation Table

The following table provides information regarding the compensation for 2008, 2009 and 2010 of our chief executive officer, chief financial officer and each of our other three most highly compensated executive officers. We refer to these executive officers as our named executive officers.

Name and Principal Position	Year	Salary	Bonus	Stock Awards(1)	Option Awards(2)	Non Equity Incentive Plan Compensation(3)	All Other Compensation		Total
Amir Bassan-Eskenazi	2010	$375,750	$—	914,764	393,379	—	—		$1,683,893
President and Chief Executive	2009	325,000	—	$1,692,800	$—	$78,180	$—		2,095,980
Officer	2008	325,000	1,500	—	—	355,406	24,003	(4)	705,906
Ravi Narula	2010	$235,400	$—	$170,659	$673,844	$—	$—		$1,079,903
Senior Vice President and Chief	2009	200,000	1,500	184,595	—	17,379	769	(5)	404,243
Financial Officer	2008	196,542	20,000	142,685	83,142	61,101	6,807	(5)	503,470
Paul Crann, Jr.	2010	$245,455	$—	$128,694	$684,771	$—	$—		$1,058,920
Vice President, Product Line	2009	220,300	—	343,850	—	21,630	—		585,780
Management	2008	195,333	1,000	161,400	180,147	64,708	—		602,588
Rajive Dhar	2010	$230,000	$—	$265,518	$—	$—	$—		$495,518
Senior Vice President, Strategic	2009	13,068	$30,000	105,900	778,833	—	—		927,801
Planning & Corporate Development	2008	—	—	—	—	—	—		—
Robert Horton	2010	$250,000	$—	$356,412	$—	$—	$—		$604,412
Senior Vice President and General	2009	250,000	—	449,650	—	36,954	13,830	(7)	750,434
Counsel	2008	238,542	25,000	387,500	—	132,928	20,457	(8)	804, 427

(1)
Amounts shown represent the aggregate grant date fair value of the stock awards in the year indicated. For a discussion of the assumptions made in the valuation reflected in these columns, see Note 8 of Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2010. The actual value that may be realized from an award is contingent upon the satisfaction of the conditions to vesting in that award on the date the award is vested. Thus, there is no assurance that the value, if any, eventually realized will correspond to the amount shown.

(2)
Amounts shown represent the grant date fair value of option awards granted in the year indicated. For a discussion of the assumptions made in the valuation reflected in these columns, see Note 8 of Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2010. The actual value, if any, that may be realized from an option award is contingent upon the satisfaction of the conditions to vesting in that award, and upon the excess of the stock price over the exercise price, if any, on the date the option award is exercised. There is no assurance that the value, if any, eventually realized will correspond to the amount shown.

(3)	Amounts in this column reflect bonuses earned under our ICP in the year indicated, though some amounts were paid in the following year.

(4)	Reflects cash payments of $21,503 related to stock options exchanged at the election of the employee in 2006, and $2,500 related to vacation cash out.

(5)	Reflects a cash payment related to vacation cash out.

(6)	Amounts reflect prorated compensation from December 10, 2009 (Mr. Dhar’s hire date) through December 31, 2009.

Grants of Plan-Based Awards for Fiscal 2010

The following table shows all plan-based awards granted to our named executive officers during 2010, which includes an aggregate of 368,132 RSUs granted on November 18, 2010 in connection with our option exchange program, in exchange for options to purchase an aggregate of 1,027,521 shares of common stock returned to pool. The option awards identified in the table below are also reported in the Outstanding Equity Awards at 2010 Fiscal Year-End table below.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units	All Other Option Awards: Number of Securities Underlying Options(1)	Exercise or Base Price of Option Awards ($/sh)(2)	Grant Date Fair Value of Stock and Option Awards(1)
		Threshold	Target	Maximum
Amir Bassan-Eskenazi		$61,800	$412,000	$824,000	—	—	—	—
	6/11/2010				—	216,000	$2.92	$393,379
	6/11/2010				57,491	—	—	167,874
	6/11/2010				30,333	—	—	88,572
	6/11/2010				30,333	—	—	88,572
	6/11/2010				30,334	—	—	88,575
	6/11/2010				143,000	—	—	417,560
	8/11/2010				14,891	—	—	40,355
	11/18/2010				22,411	—	—	4,169
	11/18/2010				102,589	—	—	19,087
Ravi Narula		$37,965	$151,860	$253,100	—	—	—	—
	2/24/2010					34,000	—	$95,880
	6/11/2010					370,000	$2.92	673,844
	6/11/2010					24,873	—	72,629
	11/18/2010					258	—	1,023
	11/18/2010					2,257	—	6,832
	11/18/2010					5,250	—	16,344
	11/18/2010					867	—	3,437
	11/18/2010					6,076	—	18,392
	11/18/2010					6,750	—	21,014
	11/18/2010					3,750	—	694
Paul Crann, Jr.					—	—	—	—
	6/11/2010				—	350,000	2.92	637,420
	6/11/2010				—	26,000	2.92	47,351
	6/11/2010					24,568	—	71,739
	6/11/2010					17,200	—	50,224
	11/18/2010					3,386	—	11,163
	11/18/2010					2,778	—	11,167
	11/18/2010					5,250	—	16,344
	11/18/2010					8,072	—	26,611
	11/18/2010					5,382	—	21,636
	11/18/2010					6,750	—	21,014
	11/18/2010					16,835		3,115
	11/18/2010					7,471		1,383
Rajive Dhar		$34,500	$138,000	$230,000	—	—	—	—
	6/11/2010					22,603	—	$66,001
	6/14/2010					68,799	—	199,517
	11/18/2010					132,000	—	605,156
Robert Horton		$37,500	$150,000	$250,000	—	—	—	—
	6/11/2010					24,568—	—	71,739
	6/14/2010					68,799—	—	199,517
	08/11/2010					31,201—	—	84,555
	11/18/2010					8,125—	—	24,594
	11/18/2010					21,875—	—	66,215

(1)
The grant date fair value for stock awards was based on the closing stock price of the underlying shares on the grant date. The grant date fair value for option awards was based on the Black-Scholes option pricing model for use in valuing stock options. Assumptions used in the calculation of these award amounts are included in Note 8 to the Consolidated Financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2010. The actual value, if any, that a named executive officer may realize upon exercise of option awards will depend on the excess of the stock price over the exercise price on the date of exercise, so there is no assurance that the value realized by a named executive officer will be at or near the value estimated by the Black-Scholes model.

(2)	The exercise price per share of the option awards granted represents the fair market value of the underlying shares of Common Stock on the date the options were granted.

Outstanding Equity Awards at 2010 Fiscal Year-End

The following table lists all outstanding equity awards held by our named executive officers as of December 31, 2010.

		Option Awards				Stock Awards
Name	Vesting Commencement Date	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price in $	Options Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested in $
Amir Bassan-Eskenazi	10/1/2001	738,174		0.60	12/31/2012
	10/1/2001	103,500		0.60	4/29/2013
	10/1/2003	688,106		1.00	9/27/2014
	5/19/2009					137,500	385,000
	5/19/2009					100,000	280,000
	6/11/2010	27,000	189,000	2.92	6/10/2020
	6/11/2010					119,167	333,668
	6/11/2010					91,000	254,799
	6/11/2010					57,491	160,975
	8/11/2010					14,891	41,695
	11/18/2010					22,411	62,751
	11/18/2010					102,589	287,249
Ravi Narula	9/6/2005	5,951		1.88	9/6/2015
	5/23/2007					1,742	4,878
	2/13/2008					3,750	10,500
	5/19/2009					21,810	61,068
	2/24/2010					28,334	79,335
	6/11/2010	46,250	323,750	2.92	6/10/2020
	6/11/2010					24,873	69,644
	11/18/2010					258	722
	11/18/2010					2,257	6,320
	11/18/2010					5,250	14,700
	11/18/2010					867	2,428
	11/18/2010					6,076	17,013
	11/18/2010					6,750	18,900
	11/18/2010					3,750	10,500
Paul Crann, Jr.	5/19/2009					28,625	80,150
	5/19/2009					9,600	26,880
	6/11/2010					24,568	68,790
	6/11/2010					14,334	40,135
	6/11/2010	43,750	306,250	2.92	6/10/2020
	6/11/2010	5,416	20,584	2.92	6/10/2020
	11/18/2010					3,386	9,481
	11/18/2010					2,778	7,778
	11/18/2010					5,250	14,700
	11/18/2010					8,072	22,602
	11/18/2010					5,382	15,070
	11/18/2010					6,750	18,900
	11/18/2010					16,835	47,138
	11/18/2010					7,471	20,919
Rajive Dhar	12/10/2009					22,500	63,000
	6/11/2010					22,603	63,288
	6/14/2010					57,333	160,532
	11/18/2010					132,000	369,600
Robert Horton	4/10/2006	69,493		2.20	4/10/2016
	2/13/2008					5,000	14,000
	6/11/2008					15,000	42,000
	5/19/2009					32,694	91,543
	5/19/2009					16,346	45,769
	6/11/2010					24,568	68,790
	6/14/2010					57,333	160,532
	8/11/2010					31,201	87,363
	11/18/2010					21,875	61,250
	11/18/2010					8,125	22,750

Option Exercises and Stock Vested For Fiscal 2010

The following table shows all stock options exercised and value realized upon exercise, and all RSUs vested and value realized upon vesting, by our named executive officers during 2010.

	Option Awards		Stock Awards
Name	Number of shares acquired on exercise	Value realized on exercise	Number of shares acquired on vesting	Value realized on vesting
Amir Bassan-Eskenazi			78,833	$224,766
Ravi Narula			24,257	69,583
Paul Crann, Jr.			35,716	103,357
Rajive Dhar			18,966	53,057
Robert Horton	23,007	$39,278	60,440	174,011

Pension Benefits

None of our executives participates in or has account balances in qualified or non-qualified defined benefit plans sponsored by us.

Nonqualified Deferred Compensation

None of our named executive officers participates in or has a balance in a non-qualified defined contribution plan or other deferred compensation plan maintained by us.

Employment Contracts and Change in Control Arrangements

Amir Bassan-Eskenazi.    We have entered into an employment agreement, dated January 1, 2000, with Mr. Bassan-Eskenazi, our President and Chief Executive Officer. Mr. Bassan-Eskenazi’s current annual salary is $412,000. Mr. Bassan-Eskenazi’s current annual additional variable compensation potential is $412,000. The level of Mr. Bassan-Eskenazi’s additional variable compensation is determined based on participation in our performance bonus program on the same basis as other members of our senior management. Mr. Bassan-Eskenazi’s employment agreement provides that, if Mr. Bassan-Eskenazi’s employment is terminated without cause and not due to death or disability, Mr. Bassan-Eskenazi would be entitled to a severance payment in an amount equal to twelve months of his then-current base salary and our company’s contribution to his health insurance premiums. This payment is conditioned on Mr. Bassan-Eskenazi’s execution of a comprehensive release of claims. Pursuant to Mr. Bassan-Eskenazi’s agreement, termination within one year following a sale of all or substantially all of our assets, technology or stock, a merger, consolidation or any other change in share ownership resulting in a change in control of BigBand is deemed to be termination without cause upon Mr. Bassan-Eskenazi’s resignation after one of the following has occurred: (i) a reduction in salary or a material reduction in the level of benefits in effect immediately prior to the change in control, (ii) a diminution in the nature or scope of authority, duties or responsibility in effect immediately prior to the change in control or (iii) a required change in location of more than 50 miles of the principal office to which Mr. Bassan-Eskenazi would report. Pursuant to his employment agreement, Mr. Bassan-Eskenazi may terminate the agreement at any time with at least six months’ written notice. Mr. Bassan-Eskenazi’s employment agreement further provides that upon the termination of Mr. Bassan-Eskenazi’s employment with us, we will reimburse Mr. Bassan-Eskenazi for moving and relocation expenses to Israel for Mr. Bassan-Eskenazi and his family. If such relocation reimbursements are considered compensation includible in gross income, we have agreed under Mr. Bassan-Eskenazi’s employment agreement to make a gross up payment in order to put him in the same financial position after the payment of taxes with respect to such includible amounts as he would have been if none of the reimbursement amounts had been includible in gross income.

We also entered into stock option agreements with Mr. Bassan-Eskenazi, pursuant to which, Mr. Bassan-Eskenazi may be eligible for vesting acceleration of the stock options in certain events as follows:

•
in the event of a sale of all or substantially all of our assets, technology or stock, a merger, consolidation or any other change in share ownership resulting in a change in control of our company, 50% of the shares subject to the options that at such time remain unvested would accelerate and immediately become vested and exercisable;

•
in the event that Mr. Bassan-Eskenazi is terminated, without cause, within one year following any change in control as described in the preceding paragraph, all remaining unvested shares subject to the options would accelerate and become immediately vested and exercisable;

•
a termination that would trigger this option vesting acceleration event includes each of the following occurring within one year after a change in control as described above: a material reduction in salary or level of benefits in effect immediately prior to the change in control, a material diminution in the nature or scope of authority, duties or responsibility in effect immediately prior to a change in control or a required change in location of more than 50 miles of the principal office to which Mr. Bassan-Eskenazi would report.

•	in the event that Mr. Bassan-Eskenazi is terminated at any time without cause, any remaining unvested shares subject to the options would accelerate and become vested and exercisable;

•
in the event that Mr. Bassan-Eskenazi dies while employed by our company or ceases to be employed by our company by reason of his disability, the options granted to Mr. Bassan-Eskenazi that would have vested in the 180-day period following the date of death or disability, as applicable, would accelerate and become vested and exercisable immediately upon his death or disability, as applicable; and

•
in the event that Mr. Bassan-Eskenazi voluntarily terminates his employment with our company, other than in connection with an event pursuant to which we would have the right to terminate Mr. Bassan-Eskenazi for cause, the options granted to Mr. Bassan-Eskenazi that would have vested in the 180-day period following the date of termination would accelerate and become vested and exercisable immediately upon termination.

The term “cause” is defined in the option agreements to mean a refusal to render services to us pursuant to any employment agreement to which Mr. Bassan-Eskenazi has entered with us; a repeated refusal to follow our company rules or policies; the commission of any act of disloyalty, gross negligence, dishonesty or breach of fiduciary duty toward our company or our customers; a material breach of any employment agreement, non-disclosure or non-competition agreement that he has entered with us; a commission of a felony or an act of fraud or embezzlement or the misappropriation of money or other assets of the company; or unfairly competing with the company.

Please refer to the tables provided under the heading “Severance and Change in Control Arrangements” on page 28 of this Proxy Statement for information on the value of these benefits that would have been paid had a triggering event occurred on December 31, 2010.

Ravi Narula.    We entered into an offer letter agreement dated June 15, 2010 with Mr. Narula, our Senior Vice President and Chief Financial Officer, which provides for an annual base salary of $253,100. Mr. Narula’s current annual additional variable compensation potential is $151,860. The level of Mr. Narula’s additional variable compensation is determined based on participation in our performance bonus program on the same basis as other members of our senior management.

The offer letter provides that if Mr. Narula is terminated or constructively terminated without cause, within six months following a change in control, the greater of 12 months vesting or 50% of the then-unvested shares would become immediately vested and exercisable. In addition, upon the above-described termination and subject to execution of a general release, Mr. Narula will receive a severance payment equal to twelve months of his then-current base salary and twelve months of health benefits. Should Mr. Narula be terminated or constructively terminated, without his misconduct, other than in connection with a change in control, the offer letter provides for a severance payment equal to six months of his then-current base salary and six months of health benefits.

Please refer to the tables provided under the heading “Severance and Change in Control Arrangements” on page 28 of this Proxy Statement for information on the value of these benefits that would have been paid had a triggering event occurred on December 31, 2010.

Paul Crann, Jr.    We are party to an employment agreement with Mr. Crann to serve as our Vice President, Product Line Management, which provides for an annual base salary of $250,000. Mr. Crann’s current annual additional variable compensation potential is $150,000. The level of Mr. Crann’s additional variable compensation is determined based on participation in our performance bonus program on the same basis as other members of our senior management.

The offer letter provides that if Mr. Crann is terminated or constructively terminated, without his misconduct, within six months following a change in control, the greater of 12 months vesting or 50% of the then-unvested shares would become immediately vested and exercisable. In addition, upon the above-described termination and subject to execution of a general release, Mr. Crann will receive a severance payment equal to twelve months of his then-current base salary and twelve months of health benefits. Should Mr. Crann be terminated or constructively terminated, without his misconduct, other than in connection with a change in control, the offer letter provides for a severance payment equal to six months of his then-current base salary and six months of health benefits.

Please refer to the tables provided under the heading “Severance and Change in Control Arrangements” on page 28 of this Proxy Statement for information on the value of these benefits that would have been paid had a triggering event occurred on December 31, 2010.

Rajive Dhar.    We entered into an offer letter agreement dated November 23, 2009 with Mr. Dhar, our Senior Vice President, Strategic Planning and Corporate Development, which provides for an annual base salary of $230,000. Mr. Dhar’s current annual additional variable compensation potential is $138,000. The level of Mr. Dhar’s additional variable compensation is determined based on participation in our performance bonus program on the same basis as other members of our senior management.

The offer letter provides that if Mr. Dhar is terminated or constructively terminated, without his misconduct, within six months following a change in control, the greater of 12 months vesting or 50% of the then-unvested shares would become immediately vested and exercisable. In addition, upon the above-described termination and subject to execution of a general release, Mr. Dhar will receive a severance payment equal to twelve months of his then-current base salary and twelve months of health benefits. Should Mr. Dhar be terminated or constructively terminated, without his misconduct, other than in connection with a change in control, the offer letter provides for a severance payment equal to six months of his then-current base salary and six months of health benefits.

Please refer to the tables provided under the heading “Severance and Change in Control Arrangements” on page 28 of this Proxy Statement for information on the value of these benefits that would have been paid had a triggering event occurred on December 31, 2010.

Robert Horton.    We have entered into an offer letter agreement dated January 4, 2005, as amended on December 9, 2007 and December 31, 2008, with Mr. Horton, our Senior Vice President and General Counsel. Mr. Horton’s current annual salary is $250,000. Mr. Horton’s current annual additional variable compensation potential is $150,000. The offer letter provides that if we terminate Mr. Horton without cause, or if the principal place of Mr. Horton’s employment is relocated more than 50 miles from Redwood City, California without his express written consent, he will receive a severance payment equal to six months of his then-current annual salary, and we will continue to provide Mr. Horton with any benefit plan offered to other executives for a period of six months following the date of Mr. Horton’s termination. The offer letter agreement defines “cause” to mean a serious violation of any company policy or engaging in criminal conduct. In addition, the offer letter provides that if Mr. Horton is terminated, constructively terminated or does not hold a comparable position, or if the principal place of Mr. Horton’s employment is relocated more than 50 miles from Redwood City, California without his express written consent within six months following a change in control, he will receive a severance payment equal to 12 months of his then-current annual salary, and we will continue to provide Mr. Horton with any benefit plan offered to other executives for a period of 12 months following the date of Mr. Horton’s termination, and the greater of the equivalent of twelve months accelerated vesting or 50% of the remaining unvested shares subject to Mr. Horton’s outstanding stock options would become immediately vested and exercisable. Mr. Horton has agreed not to resign as a result of constructive termination without first providing us with written notice of the acts or omissions constituting the grounds for constructive termination within 90 days of the initial existence of the grounds for constructive termination and a reasonable cure period of not less than 30 days following the date of the notice.

In the related option agreements we entered into with Mr. Horton, a “change in control” is defined to mean a sale of all or substantially all of our assets, technology or stock, a merger, consolidation or any other change in share ownership resulting in a change in control of our company. A termination that would trigger the option vesting acceleration event includes constructive termination by the new controlling party and Mr. Horton not holding a comparable position within six months following the change in control. The related option agreements further define a “termination event” to mean an involuntary termination without cause within six months of a change in control, or any of the following occurring within six months after a change in control: a material reduction in salary or level of benefits in effect immediately prior to the change in control, or a material diminution in the nature or scope of authority, duties or responsibility in effect immediately prior to the change in control.

Additionally, we entered into RSU agreements with Mr. Horton that each provide for 100% vesting acceleration of the RSU shares if Mr. Horton is terminated or constructively terminated, without cause, within six months following a change in control.

Please refer to the tables provided under the heading “Severance and Change in Control Arrangements” on page 28 of this Proxy Statement for information on the value of these benefits that would have been paid had a triggering event occurred on December 31, 2010.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2010 about our common stock that may be issued under our prior and existing equity compensation plans.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options(1)	Weighted- Average Exercise Price of Outstanding Options	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in the First Column)
Equity compensation plans approved by security holders(2)	11,321,944	$—	15,532,723	(3)
Options	6,344,987	2.71	—
Awards	4,945,707	—	—
Equity compensation plans not approved by security holders(4)	—	$7.34	—
Options	31,250	7.34	—
Total	6,376,237	$2.74	13,234,641

(1)	Excludes purchase rights under the current offering period of our ESPP.

(2)
Includes the ESPP, the 2007 Plan, the 2003 Plan, the 2001 Plan and the 1999 Plan. Equity awards under the 2003 Plan, the 2001 Plan and the 1999 Plan have been discontinued and new equity awards are being granted under the 2007 Plan. Remaining authorized shares under the discontinued plans that were not subject to outstanding awards as of the adoption of the 2007 Plan were canceled. The discontinued plans will remain in effect as to outstanding equity awards granted under the plan prior to the adoption of the 2007 Plan.

(3)
Consists of shares available for future issuance under the 2007 Plan and the ESPP. As of December 31, 2010, an aggregate of 12,218,996 and 3,313,827 shares of common stock were available for issuance under the 2007 Plan and the ESPP, respectively. Under the terms of the 2007 Plan, any shares subject to any options under our discontinued plans (see note 1) that are outstanding upon the adoption of the 2007 Plan and that subsequently expire unexercised, up to a maximum of an additional 30,000,000 shares will become available for issuance under the 2007 Plan. Under the terms of the 2007 Plan, an annual increase is added on the first day of each fiscal year equal to the lesser of (a) 6,000,000 shares, (b) 5% of the outstanding shares on December 31 of the previous year or (c) a lesser amount determined by the Board of Directors. Under the terms of the ESPP, an annual increase is added on the first day of each fiscal year equal to the lesser of (a) 3,000,000 shares, (b) 2% of the outstanding shares on December 31 of the previous year or (c) a lesser amount determined by the Board of Directors. In February 2011, our Board decided against adding shares to either the 2007 Plan or the ESPP for fiscal 2011 under the automatic grant provisions of such plans.

(4)
In the three months ended March 31, 2007, we awarded a non-plan stock option grant for 31,250 shares with an exercise price of $7.34 per share to a non-employee relating to recruiting services provided to us. The award fully vested on the date of grant.

RELATIONSHIP WITH INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee has appointed Ernst & Young LLP, an independent registered public accounting firm, as our auditors for the fiscal year ending December 31, 2011.

Fees Incurred by BigBand Networks for Ernst & Young LLP

Fees for professional services provided by our independent registered public accounting firm in each of the last two years are:

	2010	2009

Audit fees:
Core audit fees	$957,700	$1,100,860
Total audit fees	957,700	1,100,860

Audit-related fees	—	—
Tax fees	8,000	22,353
All other fees	5,000	1,995

Total	$970,700	$1,125,208

Audit Fees.    Consists of fees billed for professional services rendered for the integrated audit of our consolidated financial statements and of our internal control over financial reporting, for review of the interim consolidated financial statements included in quarterly reports and for services that are normally provided by Ernst & Young LLP in connection with statutory and regulatory filings or engagements.

Audit-related Fees.  Consists of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements, which are not reported under Audit Fees.

Tax Fees.    Consists of fees billed for professional services for tax compliance, tax advice and tax planning. These services include assistance regarding international tax compliance and tax advice on international matters. None of these services were provided under contingent fee arrangements.

Other Fees.    Consists of fees billed for an online accounting research tool provided by Ernst and Young.

The audit committee pre-approves all audit and permissible non-audit services provided by our independent registered public accounting firm. The audit committee has delegated such pre-approval authority to the chairman of the committee. The audit committee pre-approved all services performed by our independent registered public accounting firm in 2010.

COMPANY STOCK PERFORMANCE

The graph below shows the cumulative total stockholder return for January 1, 2010 through December 31, 2010 for BigBand Networks common stock, the Russell 2000 Index and the Vanguard Telecommunications Services Index. The graph shall not be deemed to be incorporated by reference into other SEC filings; nor deemed to be soliciting material or filed with the Commission or subject to Regulation 14A or 14C or subject to Section 18 of the Exchange Act.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The audit committee oversees our financial reporting process on behalf of the Board. Management has the primary responsibility for the financial statements and the reporting process including the system of internal controls. The audit committee discussed with our independent registered public accounting firm the overall scope and plans for the audit. The audit committee meets with the independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of our internal controls, and the overall quality of our financial reporting.

In this context, the audit committee hereby reports as follows:

1. The audit committee has reviewed and discussed the audited financial statements with our management.
2. The audit committee has discussed with our independent registered public accounting firm the matters required to be discussed by SAS 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T
3. The audit committee has received the written disclosures and the letter from the independent registered public accounting firm required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the audit committee concerning independence, and has discussed with the independent registered public accounting firm its independence.

4. Based on the review and discussion referred to in paragraphs (1) through (3) above, the audit committee recommended to the Board, and the Board has approved, the audited financial statements for inclusion in BigBand Networks’ Annual Report on Form 10-K for the fiscal year ended December 31, 2010, for filing with the SEC.
MEMBERS OF THE AUDIT COMMITTEE

Kenneth Goldman (Chairman)
Erez Rosen
Richard C. Smith

The information contained in the foregoing report of the audit committee shall not be deemed to be “soliciting material,” to be “filed” with the SEC or to be subject to Regulation 14A or Regulation 14C (other than as provided in Item 407 of Regulation S-K) or to the liabilities of Section 18 of the Securities Exchange Act of 1934, and shall not be deemed to be incorporated by reference in future filings with the SEC except to the extent that BigBand Networks specifically incorporates it by reference into a document filed under the Securities Act of 1933 or the Securities Exchange Act of 1934.

OTHER MATTERS

We know of no other matters to be submitted to the meeting.  If any other matters properly come before the meeting or any adjournment or postponement thereof, it is the intention of the persons named in the enclosed form of proxy to vote the shares they represent as the Board may recommend.

BY ORDER OF THE BOARD OF DIRECTORS
Dated: April 26, 2011

APPENDIX A

Peer Group Companies Used for Executive Compensation Purposes

Analysts International Corporation
Callidus Software Inc.
Concurrent Computer Corporation
Cray Inc.
eLoyalty Corporation
Energy Conversion Devices
iPass Inc.
Marchex Inc.
Move Inc.
Nortech Systems Inc.
Overland Storage Inc.
Perceptron Inc.
Planar Systems Inc.
Presstek Inc.
Techteam Global Inc.
Vicon Industries Inc.
Vitesse Semiconductor Corp.

Directions to the 2011 Annual Meeting of Stockholders of BigBand Networks, Inc.

Wilson Sonsini Goodrich & Rosati, P.C.
650 Page Mill Road
Palo Alto, California 94304-1050

FROM THE NORTH
Interstate 280 South to the Page Mill Road exit. Turn left (east) at the bottom of the off-ramp. Remain on Page Mill Road for approximately 2.3 miles, through the 5th traffic light (Hansen Way). Take the left turn lane into the west entrance, or go to the traffic light at Ramos and make a left into the east entrance.

U.S. 101 South to the Embarcadero/Oregon Expressway exit. This is a three-part exit, the third of which is the beginning of Oregon Expressway. Stay on the expressway for approximately 2 miles (6 traffic lights) until you cross El Camino Real. Turn right at the next light (Ramos) into the east entrance.

FROM THE SOUTH
Interstate 280 North to the Page Mill Road Exit. Turn right (east) at the bottom of the off-ramp. Remain on Page Mill Road for approximately 2.3 miles, through the 5th traffic light (Hansen Way). Take the left turn lane into the west entrance or go to the traffic light at Ramos and make a left into the east entrance.

U.S. 101 North to the Embarcadero/Oregon Expressway exit. Stay on the expressway for approximately 2 miles (6 traffic lights) until you cross El Camino Real. Turn right at the next light (Ramos) into the east entrance.

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

BIGBAND NETWORKS INC. ATTN: CORPORATE SECRETARY 475 BROADWAY STREET REDWOOD CITY, CA 94083

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

Investor Address Line 1
Investor Address Line 2
Investor Address Line 3
Investor Address Line 4
Investor Address Line 5
John Sample
1234 ANYWHERE STREET
ANY CITY,    ON   A1A    1A1

 x x x x x x x x x x x x x x x x x x x x x x x x x x x x x x x x x x x x x x x x x x x x x x x x x x x x x x x x x x x x x x x x
	1 OF 2 1 1	VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

NAME

THE COMPANY NAME INC. - COMMON
THE COMPANY NAME INC. - CLASS A
THE COMPANY NAME INC. - CLASS B
THE COMPANY NAME INC. - CLASS C
THE COMPANY NAME INC. - CLASS D
THE COMPANY NAME INC. - CLASS E
THE COMPANY NAME INC. - CLASS F
THE COMPANY NAME INC. - 401K
CONTROL # → SHARES
000000000000

1 2 3 , 4 5 6 , 7 8 9 , 0 1 2 . 1 2 3 4 5
1 2 3 , 4 5 6 , 7 8 9 , 0 1 2 . 1 2 3 4 5
1 2 3 , 4 5 6 , 7 8 9 , 0 1 2 . 1 2 3 4 5
1 2 3 , 4 5 6 , 7 8 9 , 0 1 2 . 1 2 3 4 5
1 2 3 , 4 5 6 , 7 8 9 , 0 1 2 . 1 2 3 4 5
1 2 3 , 4 5 6 , 7 8 9 , 0 1 2 . 1 2 3 4 5
1 2 3 , 4 5 6 , 7 8 9 , 0 1 2 . 1 2 3 4 5
1 2 3 , 4 5 6 , 7 8 9 , 0 1 2 . 1 2 3 4 5

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: ☒
KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends that you vote “FOR” the following nominees:		For All ☐	Withhold All ☐	For All Except ☐	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

1	Election of Directors Nominees

01 Harald Braun 02 Erez Rosen 03 Geoffrey Y. Yang

The Board of Directors recommends that you vote “FOR” the following proposal:						For	Against	Abstain

2	To approve our executive compensation program.					☐	☐	☐

The Board of Directors recommends you vote 3 YEARS on the following proposal:					3 years	2 years	1 year	Abstain

3	To approve the frequency period of stockholder votes on our executive compensation program.				☐	☐	☐	☐

The Board of Directors recommends you vote “FOR” the following proposal:						For	Against	Abstain

4	The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year 2011.					☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.
Investor Address Line 1 Investor Address Line 2 Investor Address Line 3 Investor Address Line 4 Investor Address Line 5 John Sample 1234 ANYWHERE STREET ANY CITY, ON A1A 1A1

		JOB #			SHARES CUSIP # SEQUENCE #
Signature [PLEASE SIGN WITHIN BOX]	Date		Signature [PLEASE SIGN WITHIN BOX]	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement is/are available at www.proxyvote.com.

BIGBAND NETWORKS, INC. Annual Meeting of Stockholders May 18, 2011 9:00 AM This proxy is solicited by the Board of Directors

The stockholder hereby appoint(s) Amir Bassan-Eskenazi and Robert Horton, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common stock of BIGBAND NETWORKS, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of stockholder(s) to be held at 09:00 AM, PDT on 5/18/2011, at the offices of Wilson Sonsini Goodrich & Rosati, P.C. at 650 Page Mill Road, Palo Alto, California 94304-1050, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Continued and to be signed on reverse side